UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRW Automotive Holdings Corp.
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TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, Michigan 48150

March 29, 2012

TO OUR STOCKHOLDERS:

Our 2012 annual meeting of stockholders will be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019, on Tuesday, May 15, 2012. The annual meeting will begin promptly at 4:30 p.m., local time.

The accompanying Notice of Annual Meeting of Stockholders describes the matters to be acted upon at the annual meeting, and this proxy statement provides detailed information about the annual meeting, the matters proposed for your consideration and vote at the meeting, and other matters regarding the Company. Please read these materials carefully.

Please also take the time to vote your shares. Instructions on how to vote are included in this proxy statement, as well as in the Notice Regarding the Availability of Proxy Materials (in addition, for stockholders who receive a printed copy of the proxy materials, voting instructions also appear on the proxy card enclosed with this proxy statement).

John C. Plant

Chairman of the Board,

President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of TRW Automotive Holdings Corp. (“TRW”) will be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019, on Tuesday, May 15, 2012, at 4:30 p.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of James F. Albaugh, Robert L. Friedman, J. Michael Losh and David S. Taylor to three-year terms on the Board of Directors. The Board has nominated each of these individuals, who are current directors, for re-election.

Proposal 2.	The ratification of the appointment of Ernst & Young LLP as TRW’s independent registered public accounting firm for 2012. Ernst & Young LLP served in this same capacity in 2011.

Proposal 3.	Advisory approval of the compensation of the named executive officers as disclosed in this proxy statement.

Proposal 4.	The approval of the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan.

The record date for the annual meeting is March 19, 2012. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robin A. Walker-Lee

Secretary

Livonia, Michigan

March 29, 2012

March 29, 2012

TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, Michigan 48150

Proxy Statement

General Information

What is this document?

This document is the Proxy Statement of TRW Automotive Holdings Corp. furnished in connection with our annual meeting of stockholders to be held on May 15, 2012. This Proxy Statement is first being sent or made available to stockholders electronically via the Internet on or about March 29, 2012. We will refer to the company throughout as “TRW,” the “Company,” “we” or “us”.

What is the Notice Regarding the Availability of Proxy Materials?

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), TRW is furnishing this Proxy Statement and its 2011 annual report (collectively, the “proxy materials”) to certain record holders via the Internet, and providing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by mail. We expect to mail the Notice of Availability on or about March 29, 2012 to all such stockholders of record that are entitled to vote at the annual meeting. The Notice of Availability contains instructions on how to access and review the proxy materials and how to vote.

Will I receive a printed copy of any of the proxy materials?

If you receive a Notice of Availability by mail you will not receive a printed copy of the proxy materials or a proxy card unless you request copies by following the instructions included in the Notice of Availability.

Is there any other information that I should be provided?

Yes. In addition to this Proxy Statement, you should have access to our 2011 annual report, which contains financial and other information about TRW for our most recently completed fiscal year. You may also have received the Notice of Availability and, if you have not received one, a proxy card can be mailed to you upon request.

What is the purpose of this Proxy Statement?

We are providing this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock on certain matters. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.

Who is paying the costs of the Proxy Statement and the solicitation of my proxy?

TRW.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending notices, proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.

Voting Matters

What am I voting on?

You will be voting on the following:

1.	The election of four directors nominated by the Board for a three-year term;

2.	The ratification of Ernst & Young LLP as our independent public accountants for 2012;

3.	Advisory approval of the compensation of the named executive officers as disclosed in this Proxy Statement;

4.	The approval of the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan; and

5.	Any other matter properly brought before the annual meeting.

Proposals 1 through 4, which are described further under “Proposals Requiring Your Vote,” will be presented at the meeting by management.

Who is entitled to vote?

Stockholders of record of our common stock at the close of business on March 19, 2012, the record date, may vote at the annual meeting. On March 19, 2012, 123,789,349 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How do I vote?

If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), rather than directly in your own name, you must vote your shares in the manner prescribed by your broker, trustee or nominee, which may include voting by using the Internet or by telephone.

If you are a stockholder of record, you can vote your shares in the following manner:

•	In Person – You may vote in person at the annual meeting by completing a ballot at the meeting. Note, however, if you hold your shares in street name and you wish to vote your shares at the meeting, you will need to bring to the meeting a legal proxy from your broker or nominee authorizing you to vote the shares. If directions to the location of the meeting are needed, please call (212) 956-2888.

•	Via the Internet – The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities will close at 11:59 p.m. Eastern Time on May 14, 2012. You may access this Proxy Statement and other proxy materials by going to www.proxyvote.com and entering the control number shown on your Notice of Availability (or, if you did not receive a Notice of Availability, the control number appears on the proxy card sent to you). You will then be directed to select a link where you will be able to vote on the proposals presented here.

•	By Mail – Stockholders who receive a paper proxy card may vote by mail by completing, signing and dating their proxy card where indicated and mailing it in the pre-addressed envelope that accompanies the card. Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.

If you did not receive a package of printed materials containing a proxy card, a proxy card may be obtained by either calling (800) 579-1639 and requesting a copy or requesting a copy by e-mail. When requesting material by e-mail, send a blank e-mail to sendmaterial@proxyvote.com with the control number included in the Notice of Availability in the subject line. If you requested a printed copy of the proxy materials, a proxy card was enclosed with this Proxy Statement.

If you vote via the Internet or by returning your signed proxy to us before the annual meeting, we will vote your shares as you direct. However, if you submit your proxy without indicating your voting instructions, we will vote your shares “For” the election of the nominees for director identified under Proposal 1 in the section entitled “Proposals Requiring Your Vote,” and “For” Proposals 2, 3 and 4.

Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1). You can also specify whether you approve, disapprove, or abstain from the other proposals to be presented at the meeting.

Can I change my mind and revoke my proxy?

Yes. If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), you must follow the instructions provided by your broker, trustee or nominee if you wish to change your vote.

If you are a stockholder of record you may revoke your proxy at any time before it is exercised at the annual meeting in any of three ways:

•	By notifying TRW’s secretary in writing before the annual meeting;

•	By submitting another valid proxy with a later date; or

•	By voting in person at the meeting.

You will not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

How do I vote under employee plans?

If you participate in the TRW Automotive 401(k) Savings Plan (f/k/a TRW Automotive Retirement Savings Plan for Salaried Employees) or the TRW Automotive Retirement Savings Plan for Hourly Employees, then you will receive a set of the proxy materials either through the mail (which will include a proxy card) or by email (which will include the control number in the text of the email). In either case, you may vote your shares over the Internet or by mail, as described above. By voting, you are instructing the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then your shares will be voted by an independent fiduciary.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may have received more than one set of proxy materials. To be sure that all shares are counted, you must provide a separate valid proxy for shares held in each such name, either over the Internet or by signing and returning by mail a proxy card for all applicable shares.

How many votes must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.

How many votes are needed to elect directors and approve other matters?

In the election of directors, the four persons receiving the highest number of “For” votes (referred to as a “plurality” of votes) will be elected. Stockholders may not cumulate their votes in the election of directors. The affirmative vote of a majority of shares entitled to vote that are present in person or represented by proxy at the meeting is required to approve Proposal 2 on the ratification of Ernst & Young and Proposal 4 on the approval of the 2012 Stock Incentive Plan.

Proposal 3 relating to executive compensation is advisory in nature which means that the vote thereon is not binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Each share of common stock carries one vote.

How will abstentions and broker non-votes be treated?

Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. In addition, because they are considered “entitled to vote”, abstentions are the equivalent of votes against a proposal where approval requires a majority of shares present and entitled to vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority (as is the case for non-routine matters) and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present” for purposes of determining whether a quorum exists but are not considered “entitled to vote” and, therefore, will have no impact on the vote.

Abstentions and broker nonvotes will not affect the outcome in the election of directors because directors are elected by a plurality of votes rather than a majority of votes. Abstentions and broker nonvotes also will not have a direct affect on the outcome of Proposal 3 relating to executive compensation since that vote is advisory in nature and nonbinding.

What if I have the same address as another stockholder?

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements, annual reports and notices of availability with respect to two or more stockholders sharing an address by delivering a single proxy statement, annual report or notice of availability to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

TRW has been notified that certain intermediaries will utilize this procedure for TRW’s Notice of Availability and its proxy materials. Therefore, only one copy may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice of Availability or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or TRW at the address and telephone number below.

A separate copy of the 2011 annual report, the Proxy Statement and/or the Notice of Availability for the annual meeting will be promptly delivered upon oral request to either TRW’s agent at (800) 579-1639 or an email request to sendmaterial@proxyvote.com, or to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, TRW, 12001 Tech Center Drive, Livonia, Michigan 48150.

How will Blackstone vote?

As of March 19, 2012, an affiliate of The Blackstone Group L.P. (“Blackstone”) beneficially owns and has the right to vote approximately 16% of the outstanding shares of our common stock and two Blackstone representatives continue to serve as TRW Board members. Blackstone has advised us that they intend to vote all such shares in favor of the nominees for director, and in favor of Proposals 2, 3 and 4. However, since Blackstone owns less than a majority of the shares, neither a quorum at the annual meeting, nor the approval of Proposal 2, 3 or 4, is assured.

Are there any other matters to be acted upon at the meeting?

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where do I find the results of the voting?

We will publish the voting results in a Current Report on Form 8-K within four business days after the meeting. You will also be able to find the results in the “Investors” section of TRW’s Internet site (www.trw.com).

Proposals Requiring Your Vote

PROPOSAL 1—ELECTION OF DIRECTORS

The first proposal on the agenda for this year’s annual meeting will be to elect the four directors nominated by the Board to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2015 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of ten directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the meeting. The nominees for election are James F. Albaugh, Robert L. Friedman, J. Michael Losh and David S. Taylor, all of which are current Class II directors. The Class I and Class III directors will continue in office following the meeting. Their terms will expire in 2013 (Class III) and 2014 (Class I). For information regarding the director nominees and our other directors, see the section entitled “The Board of Directors” below.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees specified above. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.

* * * * *

PROPOSAL 2—SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2012 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

TRW management will present the following resolution at the meeting:

“RESOLVED, that the selection of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for 2012 is ratified.”

If the stockholders do not ratify this selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent public accountants. Even if the selection is ratified, the Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TRW and its stockholders.

The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

* * * * *

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are including in this Proxy Statement a resolution, subject to an advisory stockholder vote, to approve the compensation paid to our named executive officers as disclosed in the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” including the tabular and narrative descriptions contained therein. Because the vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors has determined, based on the stockholders’ vote at the 2011 annual stockholders meeting, to present such a vote on compensation (a “say-on-pay” vote) annually. As a result, the next scheduled say-on-pay vote after our 2012 Annual Meeting will be presented in the proxy statement for our 2013 Annual Meeting.

Our executive compensation programs and policies have played a significant role in our ability to attract, retain and motivate key executives to dedicate themselves fully to driving TRW’s success and industry leadership. We believe that our executive compensation program is balanced, aligned with the long-term interests of our stockholders, and focused on pay for performance principles in support of TRW’s business objectives. As you review the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” you should note the following:

•

Our executive compensation program is structured to measure performance using a variety of financial and non-financial metrics. We do this to encourage and reward actions that support TRW’s long-term success while promoting positive annual results.

•	The executives’ non-equity incentive plan compensation is based on the achievement of business objectives that support TRW’s long-term success.

•

A substantial portion of our named executive officers’ compensation is tied to TRW’s stock performance, such as the stock awards and option awards reflected in the Summary Compensation Table, which aligns executive and stockholder interests.

•	We utilize three-year ratable vesting cycles for stock option, stock appreciation right, restricted stock unit and long-term cash incentive awards to promote a longer-term focus.

The Compensation Committee and the Board of Directors believe that the executive compensation program is effective in implementing our compensation philosophy and promoting its goals. They further believe it was instrumental in helping the Company achieve strong financial performance in the challenging automotive industry environment of recent years.

The Board of Directors endorses TRW’s executive compensation program. The following resolution will be presented at the meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the sections of the Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” including the compensation tables and narrative discussion contained therein, is approved on an advisory basis.”

The Board of Directors recommends a vote “For” the approval of the compensation of our named executive officers contained in Proposal 3. Proxies solicited by the Board of Directors will be voted “For” this Proposal 3 unless stockholders specify a different choice.

* * * * *

PROPOSAL 4—APPROVAL OF 2012 STOCK INCENTIVE PLAN

In accordance with the applicable rules of The New York Stock Exchange (“NYSE”), at the annual meeting we will ask the stockholders to approve the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan (the “Plan”). The Plan allows us to grant certain equity-based awards to executive officers and other employees of TRW and its subsidiaries and to directors of TRW. The purpose of the Plan is to assist TRW in motivating, attracting and retaining executive officers and other members of management by providing incentives and financial rewards to such individuals in a manner that is aligned with the interests of the stockholders. The Plan is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that awards made under the Plan are tax deductible to the maximum extent possible as “performance-based compensation” within the meaning of that section of the Code.

Our current equity incentive plan, the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (as amended to date, the “Current Plan”), provided for the delivery of up to 23 million shares of our common stock pursuant to awards granted thereunder over its ten year term. Although, as of March 19, 2012, 1,970,416 shares of our common stock remain available for future award grants under the Current Plan, the Current Plan expires on February 6, 2013, except with respect to grants and awards then outstanding. Additional information regarding the total number of shares available for issuance under the Current Plan is presented under “Equity Compensation Plan Information” below. If approved by the stockholders, the Plan will become effective as of May 15, 2012 (the “Effective Date”), and will replace the Current Plan, and we will not grant any more shares under the Current Plan after the Effective Date (and will therefore not use the remaining shares available under the Current Plan), other than pursuant to outstanding grants and awards. If the stockholders do not approve the Plan, the Current Plan will continue in effect for the remainder of its term, but we will not be able issue equity thereunder after it expires on February 6, 2013.

The Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) believe that our growth and performance depend significantly upon the efforts of our management and that such individuals are best motivated if they own or have the opportunity to acquire, through equity-based incentives, a significant equity interest in us. The Board and Committee believe that a stock incentive plan is an important employee incentive and retention tool that benefits the Company’s stockholders, and that it is in the best interests of TRW and its stockholders to approve the Plan.

Summary of the Plan

Following is a summary of the material features of the proposed Plan. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is included as Appendix A to this Proxy Statement and is incorporated herein by reference. Stockholders are urged to read the actual text of the Plan in its entirety.

Administration. The Plan is administered by the Committee, which may delegate its duties; provided that our Board may take any action delegated to the Committee. The Committee may delegate its duties in whole or in part to any qualified subcommittee thereof, and may also delegate the authority to any employee of the Company or one of its affiliates to grant awards under the Plan to employees who are not subject to Section 16 of the Exchange Act. Subject to the provisions of the Plan, the Committee is authorized to establish the terms and conditions of any award, waive any such terms and conditions, interpret the Plan, establish, amend and rescind any rules and regulations relating to the Plan, and make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.

Eligibility. The Plan permits the grant of awards to employees, directors or consultants of the Company and its affiliates. The Committee determines the employees, directors and consultants to whom awards may be granted under the Plan and the size of grants and awards (subject to its ability to delegate such matters), as well as the terms and conditions of any award, including the manner in which such awards will vest. We anticipate that our independent Board members and approximately 300 employees, including our executive officers, will receive grants under the Plan on an annual basis. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Shares Subject to the Plan. A total of 6,150,000 shares of the Company’s common stock may be issued under the Plan, subject to certain adjustments (described below). As of March 19, 2012, the fair market value of a share of the Company’s common stock (calculated in accordance with the Plan as the closing sales price on such date) was $47.46. In no event will any shares subject to awards become available again for subsequent grants under the Plan if they are (i) withheld in payment of taxes associated with such awards, (ii) withheld in payment of the exercise price of a stock option, or (iii) subject to a stock appreciation right (each, a “SAR”) even if they are not issued in connection with the stock settlement of the stock appreciation right upon the exercise thereof. However, shares of common stock covered by awards that terminate, lapse, are forfeited, canceled or surrendered without such shares having been issued, and by awards that are settled in cash, will again be available for grant under the Plan. Any increase in the number of authorized shares would require stockholder approval.

Capitalization Adjustments. In the event of any change in the outstanding shares by reason of any stock dividend, stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, any equity restructuring or any distribution to stockholders other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall make such substitutions or adjustments as it deems reasonably necessary to equitably address the effect of such event on the share reserve, the share limitations, the purchase price of any award and any other affected terms of awards under the Plan.

Types of Awards. Following is a general description of the types of awards that may be granted under the Plan. Such awards may be granted singly or in any combination for any given participant. Terms and conditions of awards will be determined on a grant-by-grant basis by the Committee, subject to limitations contained in the Plan. Awards that will result in the issuance of up to 5% of the shares reserved for issuance under the Plan may be issued without regard to the generally applicable minimum vesting requirements described below.

Options. The stock options that may be granted under the Plan will be designated at the time of grant as either nonqualified stock options or incentive stock options (“ISOs”), which provide the participant potentially favorable tax treatment as described below under “Federal Income Tax Consequences of Certain Awards.” The maximum number of shares with respect to which options or SARs may be granted in any fiscal year to any one participant is 1,000,000 shares, in each case subject to certain adjustments (described above). The per share exercise price of each option shall be at least equal to the fair market value of the common stock on the date the option is granted. Fair market value under the Plan is defined as the closing market price of the common stock on the NYSE composite tape on the relevant date. No option may be exercisable more than ten years after its grant date, or first become exercisable within one year from its grant date other than in certain limited circumstances (such as a change of control as defined below, death or disability of the participant, termination of participant’s employment without cause or termination by participant for good reason, in each case as specified in the applicable award agreement). A participant may exercise an option by notice and payment in full of the exercise price. Unless the Committee determines otherwise, such payment may be made in (i) cash, (ii) by the surrender of a number of shares of common stock already owned by the participant (subject to certain holding requirements) with a fair market value equal to the aggregate exercise price, (iii) through a “cashless exercise” (i.e., the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to the Company an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares), (iv) by a “net settlement” arrangement pursuant to which the Company will withhold from the number of shares that would otherwise have been issued a number of shares with a fair market value equal to the aggregate exercise price, or (v) another method approved by the Committee. The repricing of options (i.e., reducing the exercise price) is not permitted under the Plan without prior approval of the Company’s stockholders.

Stock Appreciation Rights (“SARs”). The Committee may grant SARs independent of or in tandem with an option. As indicated above, the maximum number of shares with respect to which options or SARs may be granted in any fiscal year to any one participant is 1,000,000 shares, subject to certain adjustments as described above. A SAR entitles the participant to receive an amount equal to all, or some portion (as determined by the Committee) of the excess of the fair market value of a share of the Company’s common stock on the exercise date over its per share grant price, multiplied by the number of shares as to which the SAR is exercised. The per share grant price of each SAR shall be at least equal to the fair market value of the common stock on the date the SAR is granted. Payment to the participant may be made in shares of common stock (at their fair market value on the date of exercise) or in cash, or a combination thereof, as determined by the Committee. No SAR may be exercisable more than ten years after its grant date, or first become exercisable within one year from its grant date other than in certain limited circumstances as described under “Options” above. The repricing of SARs (i.e., reducing the grant or exercise price) is not permitted under the Plan without prior approval of the Company’s stockholders.

Restricted Stock and Restricted Stock Units (“RSUs”). RSUs generally represent the right to receive shares of common stock on a one-for-one basis upon vesting. However, the Committee may provide for settlement of any RSU by payment in cash to the participant of an amount equal to the fair market value of the shares otherwise issuable. Other than in certain limited circumstances as described under “Options” above, no restricted stock or RSU that is subject solely to the continued service of the participant may have a restriction period or vesting period, as applicable, of less than three years from the grant date (or one year for Board members), subject to the permitted pro rata lapse of those restrictions during the restriction or vesting period. During the restriction or vesting period, the participant is not entitled to delivery of the shares, transferability of the shares or units is restricted and all or a portion of the shares or units will be forfeited if the participant terminates employment for specified reasons, as determined by the Committee. The Committee may also require that specified performance goals (as defined below) be attained during the restriction period. Upon expiration of the restriction or vesting period, as applicable, the appropriate number of shares of common stock will be delivered to the participant free of all restrictions. During the restriction period for restricted shares (but not RSUs) the participant will be entitled to vote the restricted shares and, unless the Committee otherwise provides, to receive dividends. In the Committee’s discretion, an RSU agreement may provide that the participant is entitled to receive dividend equivalents (i.e., an amount equal to the cash dividends on the underlying shares during the vesting period).

Performance-Based Awards. The Committee may grant awards that represent the contingent right to receive payments in shares of common stock or cash (or a combination), based on performance over a specified period, which may be, but are not required to be, granted in a manner intended to be deductible by the Company under Section 162(m) of the Code. The maximum amount of a performance-based award granted in respect of any given performance period that may be earned in a fiscal year by any participant shall be (x) with respect to share-based awards, 600,000 shares, subject to certain adjustments as described above, and (y) with respect to cash-based awards, $15,000,000. Such awards may require a specified period of service, the occurrence of an event or the attainment of performance objectives. No performance-based award may first become vested within one year from its grant date other than in certain limited circumstances as described under “Options” above. The performance goals applicable to performance-based awards will be based on one or more of the following criteria: (i) consolidated income before or after taxes; (ii) income before interest, taxes, depreciation and amortization (“EBITDA”); (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per share; (vii) book value per share; (viii) return on members’ or stockholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; and (xxi) total return. These criteria may relate to the Company, one or more of its subsidiaries or one or more of its or their business divisions or units, or any combination thereof and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof. The Committee will determine whether the applicable performance goals have been met, and may reduce the amount of the award actually paid to a given participant, in the Committee’s discretion.

Other Stock-Based Awards. The Committee may grant awards of stock, rights to purchase stock, phantom stock units, dividend equivalent units and other awards (including cash awards) that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of TRW common stock. The other stock-based awards will be subject to terms and conditions established by the Committee.

Transferability. Unless otherwise determined by the Committee, awards granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

Change of Control. In the event of a change of control after the Effective Date, the Committee may provide for the (i) termination of an award upon the consummation of the change of control, but only if the award has been made exercisable as to all shares subject thereto for a period of not less than 30 days prior to the change of control, (ii) acceleration, vesting or lapse of restrictions with respect to all or any portion of an award, (iii) payment in exchange for the cancellation of an award, and/or (iv) issuance of substitute awards that will substantially preserve the terms of any awards. A change of control would be triggered by (a) the sale or disposition of all or substantially all of the assets of the Company to any person or group, (b) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the total voting power of the Company, (c) a reorganization, recapitalization, merger or consolidation involving the Company, unless 70% of the combined voting power of the Company or the resulting corporation is held by those who were the beneficial owners of the outstanding voting securities of the Company prior to such transaction, in substantially the same proportions, or (d) individuals who constituted the Board at the beginning of any 12-month period (together with those whose election or nomination were approved by a majority of such Board members and other Board members so elected or nominated) cease to constitute a majority of the Board then in office.

Treatment of Awards in Certain Termination Scenarios. The treatment of option, stock-settled SAR and RSU awards held by the named executive officers in the event of a change of control, certain other termination scenarios and the executive’s death or disability is anticipated to be the same as the treatment under the Current Plan, which is discussed below under “Compensation of Executive Officers – Termination and Change in Control Provisions.” The treatment of RSU awards held by the directors in the event of a change of control is also anticipated to be the same as the treatment under the Current Plan, which is discussed below under “Director Compensation.”

Term, Amendment and Termination. The Plan will be in effect for ten years from the Effective Date unless terminated earlier in accordance with its terms. Termination of the Plan will not affect grants and awards then outstanding. The Committee may amend, alter or discontinue the Plan but cannot do so without the approval of the stockholders if such amendment, alteration or discontinuation would increase the number of shares reserved under the Plan or materially modify the eligibility requirements. Stockholder approval will also be obtained to the extent it is required by or desirable to satisfy the requirements of applicable law, regulation or other rule, including the NYSE (or other applicable) listing standards. Further, if the Committee determines that any amounts payable under the Plan will be taxable to a participant under Section 409A of the Code and related guidance, prior to any such payment the Company may adopt amendments to the Plan and awards thereunder that the Committee determines are necessary or appropriate to preserve the intended tax treatment of the benefits provided, and/or take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code. In addition, the Committee may approve supplements to, or amendments, restatements or alternative versions of, the Plan as it determines is necessary or appropriate to accommodate differences in local law, tax policy or custom with respect to participants employed in foreign countries. No amendment may materially and adversely affect any of the rights of a participant under any outstanding awards, unless such participant consents. The Committee may waive any conditions or rights under or amend the terms of or terminate any outstanding awards, but such action may not materially and adversely affect any of the rights of any participant without his or her consent.

Forfeiture/Clawback. Under the terms of the Plan, the Committee may specify in an award agreement or a policy that the participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including any restatement of the Company’s financial statements to reflect adverse results from those previously released, as a consequence of material noncompliance with the securities laws or other errors or misconduct as determined by the Committee.

Substitute Awards. In the discretion of the Committee, awards may be made under the Plan in assumption of or in substitution for, outstanding awards previously granted. The number of shares underlying such substitute awards shall be counted against the aggregate number of shares available under the Plan.

Federal Income Tax Consequences of Certain Awards. The following is a summary of the material U.S. federal income tax consequences of the issuance and exercise of awards under the Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. This summary does not discuss any income tax law provisions of any municipality, state or foreign country in which a participating individual may reside. Tax consequences under such jurisdictions may vary.

Stock Options. When a stock option (non-qualified or incentive) is granted, the participant will not recognize any taxable income and we will not be entitled to a federal income tax deduction at that time.

When a non-qualified stock option is exercised, in general, the participant will recognize ordinary income equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock subject to the option that was exercised. We will generally be entitled to a deduction equal to that amount.

When an incentive stock option is exercised, the participant does not recognize income and we do not receive a deduction. The participant, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the federal “alternative minimum tax” at the date of exercise. If the participant disposes of the common stock after the participant has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the participant receives upon the disposition over the exercise price is treated as long-term capital gain for the participant, and we are not entitled to a deduction. However, if the participant makes a “disqualifying disposition” of the common stock by disposing of the common stock before it has been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the participant recognizes ordinary income equal to the excess of (i) the fair market value of the common stock on the exercise date or, if less, the amount received on the disposition over (ii) the exercise price. We will generally be entitled to a deduction equal to the ordinary income recognized by the participant as a result of a disqualifying disposition. In addition, if the amount realized on a sale or exchange of the stock is greater than the fair market value of the stock on the date of exercise, the difference will be taxed for the participant as capital gain, and we will not be entitled to a federal income tax deduction for such amount.

SARs. When a SAR is granted, the participant will not recognize any taxable income and we will not be entitled to a federal income tax deduction at that time. When a SAR is exercised, in general, the participant will recognize ordinary income equal to the cash and/or the fair market value of the shares to be issued upon exercise, and we will generally be entitled to a deduction equal to that amount.

Restricted Stock. Generally, when a share of restricted stock is granted, the participant will not recognize any taxable income and we will not be entitled to a federal income tax deduction at that time, unless the participant makes the election described below. While the restrictions are in effect, a participant will recognize ordinary income equal to the amount of the dividends, if any, received and we will be allowed a deduction in a like amount. Upon the release of the restrictions on the restricted stock, the participant generally recognizes ordinary income equal to the excess of the fair market value of the shares as of the date of release over the amount paid by the participant for such shares, if any, and we will be entitled to a deduction equal to such amount.

However, the participant of a restricted stock award may, by filing an election with the Internal Revenue Service within 30 days of the date the restricted stock award is granted, elect to recognize ordinary income at the time of grant equal to the excess of the fair market value of the shares over the amount paid by the participant for such shares, if any, in which case (1) we will be entitled to a deduction equal to the amount of ordinary income realized by the participant, (2) dividends paid to the participant during the restriction period will be taxable as dividends to the participant and not deductible by us, and (3) there will be no further tax consequences to either the participant or us when the restrictions are released.

RSUs and Performance Grants. Generally, a participant receiving an RSU or performance grant will not recognize any taxable income, and we will not be entitled to a federal income tax deduction, at the time the grant is made. When the participant receives payment for such awards in cash or shares of common stock, the amount of cash and the fair market value of the shares received will be ordinary income to the participant, and we will be entitled to a deduction equal to such amount.

Withholding Taxes. No withholding taxes are payable in connection with the grant of any stock option, SAR, share of restricted stock, RSU or performance grant, or the exercise of an incentive stock option. However, withholding taxes must be paid at the time of exercise of any non-qualified stock option or SAR. In respect of all other awards, withholding taxes must be paid whenever the participant recognizes income for tax purposes.

Section 162(m) Limit. Code Section 162(m) generally limits a public company’s federal income tax deduction for compensation paid to its chief executive officer and the four other most highly compensated executive officers to $1,000,000 per year. However, certain “performance-based compensation” paid to such officers is exempt from the $1,000,000 annual deduction limit. The Plan is designed to enable us to provide grants of stock options, SARs and performance grants and certain forms of restricted stock grants, RSUs and stock-based grants under the Plan in a manner that satisfies the performance-based compensation exception of Section 162(m).

New Plan Benefits. Any future awards that will be granted to eligible participants under the Plan are subject to the discretion of the Committee and, therefore, are not determinable at this time. However, the benefits granted under the current plan to executive officers, members of the Board and other employees would not have been increased if they had been made under the proposed Plan. In 2011, the Committee awarded an aggregate of 908,500 stock-settled SARs and 317,650 RSUs to participants under the current plan. Of those awards, 665,500 SSARs and 122,300 RSUs were granted to our executive officers as a group, 12,250 RSUs were granted to our directors as a group and 243,000 SSARs and 183,100 RSUs were granted to employees other than our executive officers as a group. The Grants of Plan-Based Awards Table on page 43 shows the equity incentive plan awards that would have been made in 2011 to our named executive officers under the Plan if it had been in effect at that time.

Outstanding Awards. As of February 29, 2012, the number of stock options outstanding under the Current Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for issuance were as follows:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by security holders(2)	6,070,474	$34.21	(3)	1,969,916
Equity compensation plans not approved by security holders	N/A	N/A		N/A

Total	6,070,474	$34.21		1,969,916

(1)	Excludes securities reflected in the first column, “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	The Current Plan was approved by our stockholders prior to our initial public offering. Our public stockholders approved a proposal to increase the number of shares subject to the Current Plan in 2009.
(3)	Represents the weighted average exercise price of 2,435,730 outstanding stock options and 2,533,897 outstanding stock-settled stock appreciation rights as of February 29, 2012. The remaining securities outstanding as of February 29, 2012 represent 1,100,847 restricted stock units which have no exercise price and have been excluded from the calculation of the weighted average exercise price above.

Approval of the Plan

The Board of Directors approved the Plan and is hereby submitting it for approval by the stockholders. The following resolution will be presented at the meeting:

“RESOLVED, that the Company’s 2012 Stock Incentive Plan, the complete text of which is set forth in Appendix A to the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, is hereby approved.”

The Board of Directors recommends a vote “For” Proposal 4 to approve the 2012 Stock Incentive Plan. Proxies solicited by the Board of Directors will be voted “For” this Proposal 4 unless stockholders specify a different choice.

The Board of Directors

The Board of Directors (the “Board”) currently consists of ten directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board met seven times during 2011. Directors are expected to attend all scheduled Board and committee meetings. Other than James F. Albaugh, who attended 67% of the aggregate number of meetings of the Board and the committee on which he serves, each of our directors attended at least 75% of the meetings of the Board and committees of the Board during their tenure on each in 2011. Director presence at the annual meeting is encouraged, and all of our Board members attended the 2011 annual meeting, other than Mr. Friedman.

Board Leadership Structure

John C. Plant, our Chief Executive Officer (“CEO”), also serves as the Chairman of the Board. Neil P. Simpkins, a senior managing director of Blackstone, holds the position of Lead Director.

The Board has determined that having Mr. Plant serve as both CEO and Chairman of the Board at this time promotes unified leadership and direction for the Company. Mr. Plant works together with the rest of our majority-independent Board to establish our strategy and business plans, and to oversee their execution. He also acts as a bridge between management and the Board, providing critical leadership for carrying out our strategic initiatives and helping to prevent divergent views on the execution of our strategy within the Company. The Board believes that Mr. Plant’s first-hand, in-depth knowledge of each of our business units and the challenges they face, his position as an industry leader, as well as his tenure as a director, make him uniquely qualified to serve as Chairman.

In his role as Lead Director, Mr. Simpkins has the authority to chair sessions of the non-management members of the Board, which occur quarterly after each in-person Board meeting, preside over Board meetings in the absence of the Chairman, provide input on Board meeting agendas and call meetings of the non-management directors, and generally to act as the key Board liaison with the Chairman and CEO. Mr. Simpkins can also be contacted directly by stockholders as specified below under “—Director Information.” The utilization of a Lead Director permits open discussion and assessment of the Company’s performance, the Board’s oversight function, and the effectiveness of the combined Chairman/CEO role.

Director Independence

TRW’s Board is currently comprised of seven directors who qualify as “independent” as such term is defined by the rules adopted by the SEC and the NYSE listing requirements. To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.

The Board established guidelines, which are set forth in the Corporate Governance Guidelines published on TRW’s Internet site (www.trw.com), to assist it in determining director independence under the NYSE listing requirements. These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm and personally works on TRW’s audit; or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with TRW and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or 2% of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)

The Board has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: James F. Albaugh, Francois J. Castaing, Michael R. Gambrell, J. Michael Losh, Jody G. Miller, Paul H. O’Neill and David S. Taylor. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of these directors, the Board of Directors considered their charitable affiliations, but found that TRW either made no donations to their affiliated charities or donations were well below the prohibited levels. The Board also considered Mr. O’Neill’s status as a special advisor to Blackstone, in light of TRW’s payment of fees to Blackstone relating to the termination of a transaction and monitoring fee agreement, as described below under “Transactions with Related Persons.” The Board concluded that Mr. O’Neill is nonetheless independent because he is not an employee or executive officer of Blackstone. In addition, as such, he is not deemed to beneficially own the TRW stock held by Blackstone and so is not an “affiliated person” of TRW. With respect to Mr. Gambrell, since he serves as advisor to the chairman and chief executive officer of The Dow Chemical Company (“Dow”), the Board also considered TRW’s purchases of product from Dow and Dow Corning which is 50% owned by Dow. However, given that TRW’s annual purchases in 2011 totaled an insignificant percentage of Dow’s annual sales, well below the 2% threshold, the Board concluded that Mr. Gambrell is independent and does not have a material interest in the purchase transactions. In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee because Mr. Losh is not otherwise employed. There were no other relationships, transactions or arrangements with any of the independent directors required to be disclosed herein or not required to be so disclosed but considered by the Board.

Board’s Role in Risk Oversight

The Board is involved in the risk oversight of TRW in several ways. Regularly throughout the year management presents information to either the Board or to the Audit Committee on areas and topics related to risks faced by TRW. The Board receives regular reports on TRW’s legal and ethical helpline activity as well as updates on other relevant matters including issues in the automotive industry that may impact TRW, operations reviews and treasury-related updates. TRW’s Vice President of Internal Audit dually reports to our Audit Committee as well as our Chief Financial Officer (“CFO”). In addition to receiving regular internal audit and Sarbanes-Oxley compliance reports, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors which provides the opportunity for confidential discussion. The Audit Committee also receives regular reports on any fraud investigations, evaluates any related party transactions that may arise, and annually receives a report on the status of TRW’s legal compliance and significant legal issues. In addition, on an annual basis we conduct an Enterprise Risk Management assessment, the results of which are reported to the Audit Committee and the Board. This assessment is utilized and updated throughout the year as circumstances change. Within TRW, risk responsibilities are aligned to functional expertise and shared among the senior executives with overall responsibility for risk management residing with the CEO. Major risk areas are identified, responsibility is assigned and responsive processes are established and monitored for effectiveness. In addition to the foregoing, management performs an annual risk assessment with the Compensation Committee regarding TRW’s overall compensation program. The Board’s role in the oversight of risk has no effect on the leadership structure of the Board and has remained substantially the same after the February 2011 change in the Board’s leadership structure as it was before the change.

Director Information

Neil P. Simpkins, our Lead Director, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA.

The following information about the directors, including the nominees, has been provided by the directors, except that the “Board Qualifications” identified below for each individual are the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of TRW at this time. There is no family relationship among the directors or between any director and an executive officer. Mr. Simpkins, Mr. Friedman and Mr. O’Neill were originally designated by an affiliate of Blackstone for nomination to the Board pursuant to such affiliate’s right under a stockholders agreement, the current form of which is described below under “Transactions with Related Persons.” However, Blackstone retains no contractual nomination rights. Rather, each of these directors was recommended for re-election to his current term by the Corporate Governance and Nominating Committee, and nominated for such term by the Board.

Class II — Nominees Standing for Re-Election:

James F. Albaugh, age 61, Director since 2006: Mr. Albaugh is currently president and chief executive officer of Boeing’s Commercial Airplanes business unit and a member of the company’s Executive Council. Prior to his current position, Mr. Albaugh was president and chief executive officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. Prior to that time, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is a fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, an elected member of the International Academy of Aeronautics, the Aerospace Industries Association Board of Governors Executive Committee and other professional organizations.

Board Qualifications: As a result of his positions and tenure at Boeing, Mr. Albaugh has executive management skills, experience with complex contracts, and experience with governmental oversight in a complex manufacturing company. The Board has determined that Mr. Albaugh, who is a member of our Audit Committee, is financially literate. He also possesses technical leadership skills, is knowledgeable about product development issues and is knowledgeable and experienced in public relations issues. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over five years.

Robert L. Friedman, age 69, Director since 2003: Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition he was Chief Legal Officer of Blackstone from January 2003 to August 2010. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm (“Simpson Thacher”), where he served as a senior member of that law firm’s mergers and acquisitions practice. He currently also serves on the board of directors of Axis Capital Holdings Limited, Orbitz Worldwide, Inc. and YRC Worldwide Inc. During the past five years Mr. Friedman also served on the board of directors of Corp. Group Banking S.A., Northwest Airlines, Inc. and The India Fund, Inc.

Board Qualifications: Mr. Friedman has extensive knowledge of legal, corporate governance and compliance matters as a result of his position and tenure with Simpson Thacher as well as his service as the Chief Legal Officer of Blackstone. In addition, he is knowledgeable about the debt and capital markets, has significant financial and investment experience and possesses executive management skills gained through his experiences at both Simpson Thacher and Blackstone, including in his position as Chief Administrative Officer of Blackstone from 2003 through 2007. He has also had board experience with several public companies, which helps TRW informally benchmark its practices. In addition, Mr. Friedman possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over nine years.

J. Michael Losh, age 65, Director since 2003: Mr. Losh was interim chief financial officer of Cardinal Health Inc. from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors and audit, finance and governance/nominating committees of Aon Corporation, on the board of directors and audit and governance committees of H.B. Fuller Company, the board of directors and audit committee of ProLogis, Inc. (f/k/a AMB Property Corporation) and CareFusion Corporation and on the board of directors and the audit, compensation and pricing committees of Masco Corporation. During the past five years Mr. Losh also served on the board of directors of Cardinal Health Inc.

Board Qualifications: Mr. Losh, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chairman of our Audit Committee. His knowledge of financial and accounting matters and company capitalization structures as well as the capital markets, gained during his tenure as the Chief Financial Officer of one of our largest customers, provides him with direct insight into issues applicable in our industry and to us specifically. In addition, Mr. Losh serves as a board and audit or compensation committee member of several public companies which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over eight years.

David S. Taylor, age 53, Director since 2010: Mr. Taylor is Group President, Global Home Care, for The Procter & Gamble Company (“P&G”), a position he has held since 2007. This global business unit includes the product categories of dishwashing liquids and detergents, surface cleaners and air fresheners, with a presence in over 70 countries. Mr. Taylor is also responsible for P&G’s Professional Business unit, which sells directly to large hotels, restaurants, airports, care homes, industrial facilities and retail chains. In addition, he serves on the Board of Directors of the Glad joint venture between P&G and the Clorox Company. Mr. Taylor began employment with P&G in 1980 and has been a member of P&G’s Global Leadership Council since 2005. Prior to his current position, Mr. Taylor served as P&G’s President, Global Family Care, from 2005 to 2007. He previously held Vice President/General Manager positions in North America Family Care (2003-2005); Western Europe Family Care based in Geneva, Switzerland (2001-2003); and Greater China Hair Care based in Hong Kong (1998-2001).

Board Qualifications: As a result of his positions and tenure at P&G, Mr. Taylor has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems. He also has significant experience in global marketing and branding and in understanding consumer trends. Additionally, Mr. Taylor served as vice chairman of a coalition of 70 companies focused on counterfeiting in China, which provided him with experience in addressing challenges relating to international intellectual property protection, including experience in dealing with Chinese government leaders on the issue.

Class III — Terms Expiring in 2013:

Jody G. Miller, age 54, Director since 2005: Ms. Miller founded in 2005 and became CEO of The Business Talent Group LLC, a privately held company providing top independent business talent to companies for project and interim executive assignments. She was a Venture Partner with Maveron, LLC from 2000 to 2007. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. She also serves on the board of directors and finance and governance committees of Capella Education Company, a leading online university (NASDAQ).

Board Qualifications: Ms. Miller brings an entrepreneurial and venture capital viewpoint to the Board gained through her experience with Maveron and in founding The Business Talent Group LLC. She also brings significant experience and insight in the fields of corporate governance, human capital and senior talent management. She has executive management experience and is knowledgeable about the capital markets. Ms. Miller is also experienced in the workings of government and knowledgeable about policy issues and other political matters, having served in two U.S. government administrations as a Special Assistant to the President from 1993-5 and as a White House Fellow and consultant in the Department of Treasury from 1990-2. She also serves on the board and governance committee of another public company which helps TRW informally benchmark its practices. Ms. Miller also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for almost seven years.

John C. Plant, age 58, Chairman of the Board, President and Chief Executive Officer, Director since 2003: Mr. Plant has been our Chairman of the Board since February 2011 and our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 – 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

Board Qualifications: The Board benefits from Mr. Plant’s extensive knowledge of all aspects of TRW’s business, including its operations, business development matters, financial performance and structure, legal matters and human resources. Given his current role as our President and Chief Executive Officer as well as his prior positions within TRW, Mr. Plant has held a strategic executive role in the company running aspects of its global operations for an extended period of time which provides added historical and strategic insight.

Neil P. Simpkins, age 45, Lead Director, Director since 2003: Mr. Simpkins has been our Lead Director since February 2011 and, prior to that, was our Chairman of the Board from February 2003 until February 2011. Mr. Simpkins has served as a senior managing director of Blackstone since December 1999 and is a member of the firm’s Private Equity Executive Committee. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc., Team Health Holdings Inc., Apria Healthcare Group Inc., Emdeon Inc. and Summit Materials, LLC.

Board Qualifications: Mr. Simpkins has extensive knowledge about the debt and capital markets and company capitalization structures as a result of his position and tenure with Blackstone as well as prior experience with Bain Capital. He also has significant financial and investment experience and possesses executive management and strategic skills gained through his experience with other Blackstone portfolio companies. Mr. Simpkins has additional board experience with several other public companies which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over nine years.

Class I — Terms Expiring in 2014:

Francois J. Castaing, age 66, Director since 2004: Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors and audit committee of Amerigon Incorporated.

Board Qualifications: Mr. Castaing’s technical leadership and strategic insight into the direction of the automotive industry gained through his extensive experience with Chrysler Corporation and American Motors are of particular benefit to our Board. Mr. Castaing is knowledgeable about our customers, our supply chain and automotive product development issues. The Board has determined that Mr. Castaing, who is a member of our Audit Committee, is financially literate. His service as a board and audit committee member of another public company also helps TRW informally benchmark its practices. Mr. Castaing also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for approximately eight years.

Michael R. Gambrell, age 58, Director since 2008: Mr. Gambrell is currently serving as advisor to the Chairman and Chief Executive Officer of The Dow Chemical Company (“Dow”). From 2003 to 2011, Mr. Gambrell was Senior/Executive Vice President of Dow, serving in both business and functional executive roles as well as geographical oversight. He has served on Dow’s Executive Leadership Committee responsible for corporate strategy and financial performance. He also served on the company’s Strategy Board, Sustainability Team, Geographic Leadership Council, and is an ex officio member of Dow’s board of director’s Environment, Health & Safety Committee. Mr. Gambrell, who joined Dow in 1976, has held various executive positions throughout Dow, including Vice-President of Operations of Latin America. He currently serves on the Board of Directors of The Sadara Chemical Company, a joint venture between Dow and Saudi Aramco. He currently also serves on the Board of Directors of the National Safety Council and the strategic planning and nomination committees, as well as Chairman of the Campbell Institute. In 2010, Mr. Gambrell was appointed to the U.S. Department of Commerce Manufacturing Council, which advises the U.S. Secretary of Commerce on matters related to the competitiveness of the U.S. manufacturing section. He is also a Director Emeritus of the US-India Business Council, and a member of The University of Michigan Engineering Advisory Council.

Board Qualifications: As a result of his positions and tenure at Dow, Mr. Gambrell has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems. The Board has determined that Mr. Gambrell, who is a member of our Audit Committee, is financially literate. He also has experience with merger and acquisition transactions and their integration, possesses technical leadership skills and is knowledgeable and experienced in addressing health, safety and environmental issues.

Paul H. O’Neill, age 76, Director since 2003: Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently serves as the Lead Director of Celanese Corporation and he also serves on its environmental, health and safety and nominating/governance committees. During the past five years Mr. O’Neill also served on the board of directors of Nalco Company.

Board Qualifications: As a result of his twelve-year tenure as Alcoa’s Chairman and Chief Executive Officer, Mr. O’Neill has executive management skills in an industry that supplies a key material for the automotive industry, as well as general management experience in operating a complex global corporation. He is also experienced in the workings of government and knowledgeable about the capital markets and macroeconomic factors, having served as the U.S. Secretary of the Treasury. In addition, Mr. O’Neill’s service as a board and nominating/governance committee member of another public company, and his past board experience with other public companies, helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over eight years.

Committees of the Board of Directors

There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com). The Board has determined that each member of the Company’s standing Committees is independent as defined by the NYSE rules.

Audit Committee

Members:	J. Michael Losh (Chair) James F. Albaugh Francois J. Castaing Michael R. Gambrell

Meetings in 2011:	Eight

Purpose:

The Audit Committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements; the independent accountant’s qualifications, independence and performance; the performance of TRW’s internal audit function; and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) reviewing with the independent auditor and management the adequacy and effectiveness of the systems of internal controls, (6) discussing the annual audited and quarterly financial statements with management and the independent auditor, (7) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) discussing policies with respect to risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and management’s response, (11) setting hiring policies for employees and former employees of the independent auditors, (12) reviewing reports and disclosures of related party transactions and approving or ratifying any such transaction, if appropriate, (13) with respect to the independent accountant, overseeing the rotation of the audit partners, (14) reviewing with the CFO the evaluation and compensation of the Vice President of Internal Audit, (15) handling such other matters that are specifically delegated by the Board from time to time, and (16) reporting regularly to the full Board.

Each of the Audit Committee members is independent as that term is used in section 10A(m)(3) of the Exchange Act. The Board has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the related SEC rules. In addition, the Board has determined James F. Albaugh, Francois J. Castaing and Michael R. Gambrell have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the NYSE.

Compensation Committee

Members:	Francois J. Castaing (Chair) J. Michael Losh

Meetings in 2011:	Four

Purpose:	The Compensation Committee is responsible for (1) reviewing executive compensation policies, plans and programs, (2) approving corporate goals and objectives relevant to the executive officers’ compensation, (3) reviewing and consulting with the CEO on the evaluation of executive performance and other related matters, (4) reviewing and approving the compensation structure and the compensation of TRW’s executive officers (after consultation and recommendation from the CEO in the case of the other executive officers), (5) reviewing the compensation of TRW’s independent directors, (6) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (7) reviewing and approving stock plans and other incentive compensation plans, (8) overseeing, interpreting and making grants and awards under TRW’s equity based plans, as well as under TRW’s incentive compensation plans with respect to the executive officers, (9) reviewing and approving any policy, agreement or other arrangement relating to the recovery of any incentive-based compensation from executive officers, and any applicable disclosure of the Company’s policy on incentive-based compensation, (10) such other matters that are specifically delegated by the Board from time to time, and (11) reporting regularly to the full Board. It also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis section and determining whether to recommend it for inclusion in the proxy statement. The Compensation Committee may delegate any or all of its responsibilities to a sub-committee of the Compensation Committee and may delegate to the CEO certain authority with respect to grants of equity based awards to non-executive officers and other employees of TRW.

Consultants:	The Compensation Committee has the authority to retain outside advisors, including compensation consultants and other experts, in discharging its duties and responsibilities and also has the authority to approve any such consultant’s fees and other terms of retention. From time to time, the Compensation Committee solicits advice from outside compensation consultants on executive compensation matters relating to our executive officers. The Compensation Committee did not engage the services of any such outside consultants in 2011. However, Company management regularly engages compensation consultants to provide survey and benchmarking data. For a description of services provided by consultants relating to 2011 executive compensation, see “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

Members:	Jody G. Miller (Chair) Paul H. O’Neill

Meetings in 2011:	Two

Purpose:

The Corporate Governance and Nominating Committee is generally responsible for (1) identifying qualified Board candidates and recommending director nominees, (2) overseeing the evaluation of the Board’s performance, (3) periodically reviewing and reassessing TRW’s code of ethics and the Corporate Governance Guidelines, (4) handling such other matters that are specifically delegated by the Board from time to time, and (5) reporting regularly to the full Board.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for nominees for director. Recommendations should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are described below under “Stockholder Proposals.” Candidates recommended by stockholders will be evaluated using the same criteria as other potential nominees.

Director Criteria

Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.

With respect to diversity, the Corporate Governance and Nominating Committee’s objective is for the Board as a whole to maintain an appropriate mix of expertise, skill sets, viewpoints and professional experience, including experience in both government as well as a variety of industries that have relevance to our own. These specific qualifications may vary from one year to another, depending on the composition of the Board at that time.

Our independent directors are also required to meet certain stock ownership guidelines. We feel this further aligns their interests with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as a director, to acquire and hold a total of eight thousand (8,000) shares of our common stock. Unvested restricted stock units do not count toward satisfying these requirements. Each of our independent directors who has been a Board member for five years or more exceeds these guidelines.

Each of the nominees for the Board included on the proxy card for the 2012 annual meeting is standing for re-election. From time to time TRW has retained the search firm of Heidrick and Struggles to assist in identifying potential nominees, which assistance it utilized in 2011 to help identify potential qualified Board candidates.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our directors, CEO, CFO, principal accounting officer and other employees. This code is called the TRW Standards of Conduct and is available on TRW’s Internet site (www.trw.com) under Investors/Corporate Governance. From time to time we may amend the TRW Standards of Conduct, as we did in August of 2011 and again in February of 2012. The Company intends to disclose, by posting in the same location on its website, information about any future amendments, as well as information concerning any waiver of the TRW Standards of Conduct that may be granted by the Board, in accordance with SEC regulations.

Security Ownership of Certain Beneficial Owners and Management

The table below shows how much of our common stock was beneficially owned as of March 19, 2012 (unless another date is indicated) by (i) each person known by TRW to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 19, 2012 (such as by exercising options).

Name of Beneficial Owner	Number	Percent
Beneficial Owners of More than 5%:
Blackstone (1)	19,488,416	15.7
Stephen A. Schwarzman (1)	19,488,416	15.7
AllianceBernstein L.P. (2)	7,746,211	6.3
FMR LLC (3)	11,178,952	9.0
Wellington Management Company, LLP (4)	8,887,654	7.2

Directors and Executive Officers:
James F. Albaugh	9,750	*
Francois J. Castaing (5)	15,050	*
Robert L. Friedman (1)	19,488,416	15.7
Michael R. Gambrell	10,225	*
J. Michael Losh	15,750	*
Jody G. Miller	20,050	*
Paul H. O’Neill	23,350	*
John C. Plant (6)	1,571,386	1.3
Neil P. Simpkins (1)	19,488,416	15.7
David S. Taylor	4,775	*
Joseph S. Cantie (6)	454,101	*
Peter J. Lake (6)	392,007	*
Steven Lunn (6)	164,866	*
Neil E. Marchuk (6)	62,918	*
All directors and executive officers as a group (15 persons) (7)	2,765,287	2.2

*	Less than 1% of shares of common stock outstanding.
(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AI LLC”), a Delaware limited liability company. Blackstone Capital Partners IV L.P. owns a majority of the membership interests of AI LLC and has investment and voting control over our shares held by AI LLC. Blackstone Management Associates IV L.L.C. is the sole general partner of Blackstone Capital Partners IV L.P. Blackstone Holdings III L.P. is the managing member of Blackstone Management Associates IV L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by Blackstone Capital Partners IV L.P., and may be deemed to be beneficial owners of such shares. Mr. Stephen A. Schwarzman is a founding member of Blackstone Group Management L.L.C. and, as such, may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Messrs. Friedman, Simpkins and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2012 by AllianceBernstein L.P. (“AllianceBernstein”). AllianceBernstein may be deemed to own these shares, which are held for investment purposes on behalf of client discretionary investment advisory accounts. Further, AllianceBernstein may be deemed to share such beneficial ownership with AXA SA reporting persons by virtue of 900 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. According to such Schedule, AllianceBernstein has sole voting power over 6,077,457 shares, sole dispositive power over 7,745,311 shares and shared dispositive power over 900 shares. AllianceBernstein’s address is 1345 Avenue of the Americas, New York, New York 10105.
(3)	Based on Amendment No. 5 to Schedule 13G filed with the SEC on January 10, 2012 by FMR LLC. According to such Schedule, (i) Fidelity Management & Research Company (“Fidelity”), a subsidiary of FMR LLC, is the beneficial owner of 9,509,488 shares as a result of acting as investment adviser to various investment companies (which included 857,045 shares resulting from the assumed conversion of $25,327,000 principal amount of the Company’s outstanding senior exchangeable notes), (ii) Strategic Advisers, Inc. (“SAI”), a subsidiary of FMR LLC, is the beneficial owner of 49 shares as a result of providing investment advisory services to individuals, (iii) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 446,067 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies (which included 162,767 shares resulting from the assumed conversion of $4,810,000 principal amount of the Company’s outstanding senior exchangeable notes), (iv) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,200,448 shares as a result of serving as investment manager of institutional accounts owning such shares (which included 29,203 shares resulting from the assumed conversion of $863,000 principal amount of the Company’s outstanding senior exchangeable notes), and (v) FIL Limited (“FIL”) is the beneficial owner of 22,900 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, PGALLC and PGATC, each has (i) sole investment power over the shares beneficially owned by Fidelity, PGALLC and PGATC, and (ii) sole voting power over 308,967 of the shares beneficially owned by PGALLC and 694,147 of the shares beneficially owned by PGATC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL or trusts for their benefit (i) may be deemed to form a controlling group with respect to FMR LLC, and (ii) predominantly control partnerships which own a portion of FIL’s voting stock. FMR LLC and FIL are of the view that they are not required to attribute to each other the beneficial ownership of these shares. However, FMR LLC voluntarily filed the Schedule as if all the shares were beneficially owned on a joint basis, and indicated sole voting power over 1,026,063 shares and sole investing power over 11,178,952 shares. Fidelity’s and SAI’s address is 82 Devonshire Street, Boston Massachusetts 02109, PGALLC’s and PGATC’s address is 900 Salem Street, Smithfield, Rhode Island 02917 and FIL’s address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.
(4)	Based on Amendment No. 10 to Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (“Wellington”). Wellington, in its capacity as investment adviser, may be deemed to own these shares, which are held of record by Wellington’s clients. According to such Schedule, Wellington has shared voting power over 7,726,877 shares and shared investment power over 8,887,654 shares. Wellington’s address is 280 Congress Street, Boston, Massachusetts 02210.
(5)	All of the shares shown as beneficially owned by Mr. Castaing are held indirectly by Castaing and Associates, in which Mr. Castaing has a controlling interest.
(6)	Shares shown as beneficially owned by the executive officers include shares underlying stock options and stock-settled stock appreciation rights (“SSARs”) which are exercisable or may be exercised within 60 days as follows: (a) 1,075,567 shares for Mr. Plant, (b) 294,167 shares for Mr. Cantie, (c) 54,866 shares for Mr. Lunn, (d) 308,367 shares for Mr. Lake, and (e) 24,100 shares for Mr. Marchuk. For the SSARs, the gross number of the shares underlying the SSARs is included in the table above although, at the time of any exercise, shares will be withheld to cover the applicable withholding taxes and shares representing the grant date fair market value of the SSARs will be netted out upon settlement. Shares shown as beneficially owned by the executive officers also include any shares held through the TRW Automotive 401(k) Savings Plan. Further, 371,709 of the shares shown as beneficially owned by Mr. Plant are held indirectly by one or more trusts set up for his estate planning purposes.
(7)	Shares shown as beneficially owned by all directors and executive officers as a group exclude shares beneficially owned by Blackstone.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of a registered class of TRW’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of copies of such forms that were furnished to TRW or written representations from TRW’s officers and directors that no Form 5 ownership reports were required for those persons, the Company believes that all filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with during fiscal year 2011.

Transactions with Related Persons

Stockholders Agreement

Pursuant to our Third Amended and Restated Stockholders Agreement (the “Third Restated Agreement”) with Automotive Investors L.L.C. (“AI LLC”), an affiliate of Blackstone, among other things, we have certain obligations with respect to both demand and incidental (or piggyback) registration rights held by AI LLC.

Employee Stockholders Agreement

The employee stockholders agreement among us, our management group and AI LLC provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Stockholders party to this agreement who receive an offer to purchase all of TRW’s outstanding shares or substantially all of TRW’s assets have the right to drag along the other stockholder parties in such transaction and the stockholder parties have the right to tag along in any transfer of at least a majority of our outstanding stock. In addition, TRW has certain continuing obligations with respect to piggyback registration rights held by the employee stockholders who are affiliates. The agreement ceases to apply with respect to any shares sold in a public offering or pursuant to Rule 144 under the Securities Act of 1933.

Transaction and Monitoring Fee Agreement

Pursuant to our transaction and monitoring fee agreement (the “TMF Agreement”) with Blackstone, Blackstone had provided us with certain monitoring, advisory and consulting services, as more fully described in the agreement. For these services, we were paying an annual monitoring fee of $5 million. In the first quarter of 2011, the TMF Agreement was terminated in return for the Company’s commitment to pay Blackstone a total of approximately $10 million under a quarterly payment schedule commensurate with the payment schedule under the TMF Agreement. Since the beginning of 2011, we have paid Blackstone $6.25 million in connection with this agreement.

Core Trust Purchasing Group

In the first quarter of 2006, we entered into a five-year participation agreement (“participation agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”) designating CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. By its terms, the term of this agreement was extended for one year, and automatically renews for successive one-year extension terms, unless terminated. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG. If the Company does not do so, the sole remedy of CPG is to terminate the agreement. The agreement does not obligate the Company to purchase any fixed or minimum quantities nor does it provide any mechanism for CPG to require the Company to purchase any particular quantity. In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of purchases by us under the participation agreement to an affiliate of Blackstone, with whom Messrs. Robert Friedman and Neil Simpkins, members of our Board, are affiliated and in which they may have an indirect pecuniary interest. Since the beginning of 2011, through March 15, 2012, the affiliate of Blackstone received approximately $179,000 of fees from CPG in respect of TRW purchases.

FMR

In its Schedule 13G filed on January 10, 2012, FMR LLC (“FMR”) reported that it beneficially owned in excess of 5% of our outstanding common stock, noting that although it was of the view that it was not acting as part of a “group,” for purposes of Section 13(d) of the Exchange Act, it was nonetheless filing on a voluntary basis as if the shares were owned by FMR jointly with its affiliates. Prior to FMR establishing its 5% ownership, the Company or its subsidiaries entered into various agreements with other affiliates of FMR pursuant to which such affiliates provide services to the Company and/or its subsidiaries. Such agreements were negotiated on an arm’s length basis and are continuing. Pursuant to such agreements, affiliates of FMR: (i) act as recordkeeper of our 401(k) plans, for which fees were incurred in 2011 in the amount of approximately $291,000, (ii) act as the administrator of our Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Current Plan”), for which fees were incurred in 2011 in the amount of approximately $70,500, and (iii) act as recordkeeper of our Benefits Equalization Plan, for which fees were incurred in 2011 in the amount of approximately $11,400. Affiliates of FMR also earned fees from January 1, 2011 through January 31, 2012 totaling approximately $3.9 million for acting as the recordkeeper of our U.S. pension plan, which fees are paid by the pension trust; fees of approximately $28,500 for acting as recordkeeper in 2011 of a defined contribution plan for one of our joint ventures, which fees are paid by the joint venture; and fees from plan participants for its brokerage services in its capacity as exclusive broker/dealer for options, SSARs and restricted stock units granted under the Current Plan. Finally, affiliates of FMR earn investment management fees from each Fidelity mutual fund offered under the 401(k) plans based on a percentage of the plan assets invested in such funds.

Related Persons Transactions

We have a written policy that requires the Audit Committee to approve or ratify certain transactions involving the Company in which any director, director nominee, executive officer, 5% beneficial stockholder or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Audit Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the General Counsel or the CFO of any transaction involving TRW and a related person so that it can be reviewed by the Audit Committee to determine whether the related person has a direct or indirect material interest. If the Audit Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Prior to any renewal of a previously approved related person transaction the Audit Committee will again review the transaction to determine whether it should be renewed. The participation agreement with CPG and the termination agreement relating to the TMF Agreement referenced above were each reviewed with the Audit Committee prior to being executed. In addition, the Audit Committee annually considers each of the ongoing related person arrangements discussed above.

Audit Committee Report

The Audit Committee of our Board currently consists of four directors. All four of these individuals are independent for purposes of NYSE listing requirements and the SEC’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was originally adopted in 2004 and has been re-evaluated annually since its adoption. The charter as amended to date is posted on TRW’s Internet site (www.trw.com).

Management has primary responsibility for the financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”), including the audited consolidated financial statements of TRW for the year ended December 31, 2011, which we refer to herein as our audited financial statements, and TRW’s financial reporting process, including maintaining effective internal controls and assessing the effectiveness of internal control over financial reporting. TRW’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of TRW’s internal control over financial reporting. As provided in the Audit Committee’s charter, the Audit Committee oversees these matters.

The Audit Committee has prepared the following report on its activities:

•

The Audit Committee has reviewed and discussed the annual audited financial statements with management and EY, in advance of the public release of operating results, and filing of annual reports with the SEC;

•

The Audit Committee has reviewed and discussed the effectiveness of TRW’s internal control over financial reporting, management’s assessment thereof, and EY’s report of the effectiveness of the Company’s internal control over financial reporting with management, EY and the internal auditor;

•

The Audit Committee has discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from TRW; and

•

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE:

J. Michael Losh (Chair)

James F. Albaugh

Francois J. Castaing

Michael R. Gambrell

Independent Registered Public Accounting Firm Fees

(Dollars in Millions)	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$8.541	$8.795
Audit-Related Fees	.517	.541
Tax Fees	1.746	2.402
All Other Fees	.002	.025

Total	$10.806	$11.763

Percent of total that were audit or audit related	84%	79%

Audit Fees. Audit fees are related to EY’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letters and consents.

Audit-Related Fees. Audit-related services consisted primarily of audits of employee benefit plans, as well as agreed-upon procedures required to comply with financial accounting or regulatory reporting matters and certain diligence services.

Tax Fees. Tax fees primarily represent fees for tax planning services and tax-related compliance provided to TRW and its subsidiaries by EY.

All Other Fees. These represent fees for all other services provided to TRW and its subsidiaries by EY, the majority of which related to training and research.

The Audit Committee has considered the nature of the above-listed services provided by EY and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with EY and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the SEC’s auditor independence requirements.

We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by EY. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by EY nor on our ability to procure accounting, tax or other professional services as required. In addition, our engagement letter with EY is subject to alternative dispute resolution procedures.

Pre-Approval Policy

The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by EY. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than $50,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by EY in connection therewith. These reimbursed expense amounts do not count toward the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Executive Officers

The name, age and position as of March 19, 2012 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected by the Board and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	58	Chairman of the Board, President and Chief Executive Officer
Joseph S. Cantie	48	Executive Vice President and Chief Financial Officer
Steven Lunn	63	Executive Vice President and Chief Operating Officer
Peter J. Lake	56	Executive Vice President, Sales and Business Development
Neil E. Marchuk	54	Executive Vice President, Human Resources
Robin A. Walker-Lee	57	Executive Vice President, General Counsel and Secretary

John C. Plant has been our Chairman of the Board since February 2011 and our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 – 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

Joseph S. Cantie has been the Executive Vice President and Chief Financial Officer of the Company and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Cantie was the Vice President and Chief Financial Officer of TRW Automotive Inc. Prior to that time he served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.

Steven Lunn has been the Executive Vice President and Chief Operating Officer of the Company since November 2003, and the Executive Vice President and Chief Operating Officer of TRW Automotive Inc. since February 2003. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.

Peter J. Lake has been the Executive Vice President, Sales and Business Development of the Company and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Lake was the Vice President, Sales and Business Development of TRW Automotive Inc. Prior to that time he served as Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and also Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.

Neil E. Marchuk has been our Executive Vice President, Human Resources since July 2006 and was our Vice President, Human Resources from September 2004 to July 2006. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.

Robin A. Walker-Lee has been our Executive Vice President, General Counsel and Secretary since February 2010. Prior to joining TRW, from October 2009 to January 2010, Ms. Walker-Lee was Assistant General Counsel, Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer. From 1998 to October 2009, Ms. Walker-Lee was General Counsel for GM – Latin America, Africa and Middle East and from 2003 to October 2009 also served as its Vice President of Public Policy. From August 2008 to July 2009 Ms. Walker-Lee also was on special assignment to the General Counsel of GM.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Francois J. Castaing (Chair)

J. Michael Losh

Compensation Discussion and Analysis

Executive Summary

We believe that our executive compensation program is effective in implementing our compensation philosophy and promoting its goals. We further believe it is instrumental not only in helping us attract and retain a highly experienced and focused team to manage the Company, but also in driving performance by our executives, which in turn drives Company performance and shareholder value. These views are based on the following:

•

Performance. Following on the Company’s outstanding 2010 performance, in 2011 the Company achieved new record levels of sales and operating income as well as a historic low level of debt. Further information regarding the Company’s performance is set forth in our 2011 annual report, which is part of the proxy materials.

•

Alignment with Operating Performance. Annual cash incentive payments measure performance against two separate financial metrics which are described below, EBITDAP and cash flow (together representing half of the 2011 award), as well as additional factors deemed relevant by the Compensation Committee (representing the other half). These payments, which reflect the Company’s strong performance in 2011, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

•

Alignment with Stockholder Interests. Both the executive’s long-term incentive compensation and our stock ownership guidelines, which establish eligibility for equity awards, help align executive and stockholder interests. The target value of each component of 2011 long-term incentive compensation was set so that approximately 30% was in the form of stock-settled stock appreciation rights (“SSARs”), 50% was in the form of restricted stock units (“RSUs”) and 20% was in the form of a long-term cash incentive award. Each component utilizes a three-year vesting cycle to promote a long-term focus.

•	The SSARs reward a holder only if the fair market value of TRW’s common stock increases above the grant date fair market value.

•	The RSUs retain value in accordance with TRW’s stock price.

•	The long-term cash incentive award is a hybrid: each tranche retains its target value if TRW’s stock price at the time of determination for that tranche is between 70% and 130% of the baseline price — if it is lower than 70%, the tranche’s value is adjusted to zero and if it exceeds the baseline price by more than 130%, the tranche’s value is adjusted to 130% of target.

The grant date fair value of these awards is identified in the “Option Awards” column (for SSARs) and the “Stock Awards” column (for RSUs and the cash component) of the Summary Compensation Table. Further detail is provided in the Grants of Plan-Based Awards table below and the narrative that follows that table.

While our executive compensation program has remained substantially the same over time, certain aspects of the executives’ 2011 compensation are worth noting:

•

After considering the parameters used by other companies with respect to their annual cash incentive programs, the Compensation Committee raised the payout cap of our annual cash incentive award program from 125% to 150% and lowered its payout minimum threshold from 90% to 80% of target achievement.

•

After considering the market competitiveness of our executive officers’ retirement arrangements in light of the Compensation Committee’s action in 2010 authorizing us to establish new defined contribution plans for certain of our named executive officers, the Committee authorized us to increase the contribution rate under the applicable defined contribution plan to a 15% notional contribution (an increase from 10%) for each of Mr. Cantie and Mr. Marchuk. These arrangements are described below under “– Defined Benefit Pension Plans and Defined Contribution Arrangements.”

•

In November 2011, the Compensation Committee authorized a three-year extension, until December 31, 2014, of the employment agreement with each of the following named executive officers: Joseph S. Cantie, Peter J. Lake and Neil E. Marchuk.

In addition, after considering the market competitiveness of our independent directors’ compensation and upon the recommendation of the Compensation Committee, the Board of Directors approved an increase in the independent directors’ annual cash retainer to $95,000, established a $5,000 annual retainer for the Chair of the Corporate Governance and Nominating Committee and clarified that the value of the annual RSU grant for such directors would approximate $100,000.

Further information concerning each element of executive compensation and the compensation earned by each named executive officer for 2011 is set forth below.

Oversight of the Executive Compensation Program

The Compensation Committee of our Board (the “Committee”) administers our executive compensation program. The members of the Committee are Francois J. Castaing and J. Michael Losh, both of whom are independent. As set forth in further detail under “Committees of the Board of Directors” above, the Committee has responsibility for establishing overall compensation philosophy, setting compensation for the CEO and approving compensation for the other executive officers, including the CFO, upon the recommendation of the CEO.

The Committee determines the CEO’s compensation levels with respect to base salary, stock options or SSARs, RSUs, cash incentive awards and any other incentive payments or awards based on the Committee’s assessment of his performance and in light of market data for comparable positions within a comparator group. The CEO presents to the Committee his recommendation for compensation levels for each other executive officer with respect to base salary, stock options or SSARs, RSUs, cash incentive awards and any other incentive payments or awards based on his evaluation of such executive’s performance and in light of market data for comparable positions as described below. Following this presentation and review of the market data, the Committee makes its own assessments and determines the compensation components and amounts for each executive officer. The members of the Committee also have the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to complement the CEO’s assessment with its own observations of each individual’s performance.

Surveys, Consultants and Benchmarking

For 2011 compensation decisions, TRW’s compensation consultant used the Towers Watson U.S. Executive Compensation Database as a source of relevant market data for compensation decisions for executive officers other than the CEO and the CFO. For 2011, the market compensation data provided by the consultant reflected the compensation practices of approximately 700 companies in the “general industry group” of this database with median revenues of $4.5 billion. However, rather than providing the actual compensation information for each of these companies, the consultant used a regression analysis of the applicable data points to obtain appropriate market data based on TRW’s size (as measured by its annual revenue). This broad-based aggregate data provided compensation information on the executive positions for which comparable data in sufficient quantity for analysis was not otherwise readily available, given the nature of the positions. Neither TRW nor the Committee selected, reviewed, or knew the individual companies or the individualized data underlying the aggregate data presented to it by the consultant.

We benchmark the compensation of our CEO and CFO against a proxy group of automotive, industrial and manufacturing companies. When the group was initially chosen for 2008’s analysis, a size range of one third to three times TRW’s revenue was targeted in order to include a sufficient number of automotive companies. Although their relative size has shifted, for 2011 we continued to use the same 22 companies in this comparator group (referred to herein as our “Proxy 22”) for consistency. For 2011, these companies ranged in revenue size from one-sixth to three times TRW’s annual revenues and had median revenue of $12.2 billion and average revenue of $13.9 billion. The companies in our Proxy 22 for 2011 were as follows:

•      American Axle & Manufacturing Holdings, Inc.

•      Applied Materials, Inc.

•      BorgWarner Inc.

•      Caterpillar Inc.

•      Cummins Inc.

•      Danaher Corporation

•      Deere & Company

•      Eaton Corporation

•      Emerson Electric Co.

•      The Goodyear Tire & Rubber Company

•      Ingersoll-Rand plc

•      Johnson Controls, Inc.

•      Lear Corporation

•      Masco Corporation

•      Meritor, Inc.

•      PACCAR Inc.

•      Parker-Hannifin Corporation

•      Tenneco Inc.

•      Terex Corporation

•      Textron Inc.

•      Visteon Corporation

•      Whirlpool Corporation

The survey and other compensation data gathered is used to establish competitive levels for each executive officer’s total direct compensation (base salary, annual cash incentive compensation and long-term incentive compensation), targeting such compensation to fall between the 50th and the 75th percentile of the market data, taking into account the executive’s experience, performance and value to TRW. Although the Committee uses these levels as guidelines rather than rigid target ranges, the total direct compensation of all but one of our executive officers in 2011 fell within the targeted range, with the remaining officer, who is not the CEO or CFO, being above the range, in part due to difficulties in identifying appropriate comparable matches in the market data due to the nature and breadth of his position.

For 2011, TRW’s management engaged a compensation consultant to provide the data described above from both of the sources indicated, which consultant did not provide any non-executive compensation consulting services to us in 2011.

Executive Compensation Philosophy and Principles

Our executive compensation program is designed to attract first-class executive talent; retain key leaders; reward past performance; and motivate the executive officers to improve our financial position, to be personally accountable for TRW’s performance and to make decisions about our business that will increase stockholder value. It is also intended to align the long-term interests of our executive officers with those of our stockholders. We use a variety of compensation elements for both our executive officers and the broader leadership team to help create an environment that focuses executives on working collaboratively to deliver business results and increase stockholder value.

Many facets of our compensation program for executive officers, including matters such as base salary, annual cash incentive targets, certain pension plan arrangements and the termination and severance provisions described below, are covered by employment agreements, the forms of which were originally negotiated in 2003 between Blackstone and our executive officers at the time. The term of certain of these agreements has been extended and the same basic agreement has been provided to executive officers who joined TRW after the Blackstone purchase to the effect that the employment agreement with each of our executive officers follows the same basic parameters.

While the Committee recognizes the potential value of the termination and severance arrangements in the event of a termination or change in control, which would allow our executives to remain focused on running the business in such circumstances, the Committee considers severance plans separate and distinct from ongoing compensation plans with each serving a separate and unique purpose. As a result, no direct relationship between those arrangements and current compensation decisions is considered.

The following principles reflect our compensation philosophy:

1.	Compensation levels will be market competitive and will recognize skill, knowledge and experience.

The Committee reviews the compensation data described above to ensure that our executive compensation program is competitive. Its analysis is not limited to companies in the automotive industry because our competition for qualified executives is not so limited and, for some executive positions, skills or experience from a varied set of backgrounds may be desirable. This data is used to ensure that, for each executive position, the Committee’s actions on the various elements of executive compensation are appropriate, reasonable and consistent with our philosophy, considering the skill, knowledge and experience of our executives and the various markets in which we compete for executive talent.

2.	Incentive compensation will reward short- and long-term business performance and align executive interests with stockholder interests.

Short-term performance has been measured by financial metrics that are set by the Committee annually. The Committee rewards achievement of these objectives through the annual cash incentive (bonus) program. Although this program is short-term in nature, the goals set each year are designed, over the long run, to enhance stockholder value and ensure TRW’s long-term viability and success.

Long-term performance is generally rewarded through equity awards that are granted each year under the Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (as amended to date, the “Current Plan”) as well as the long-term cash incentive awards, the payout value of which is determined by reference to TRW’s stock price movement. The awards under the Current Plan have generally consisted of RSUs and stock options or SSARs. These awards directly tie the executives’ long-term income growth potential to the value of, and growth in, our stock price thereby aligning executives’ interests with that of our stockholders.

3.	Compensation at risk will rise with position level.

The Committee believes that the proportion of an executive officer’s total compensation that varies with performance (either our financial performance or the value of our stock) should increase as the scope and level of the individual’s responsibilities increase. The target percentages of base pay set for each executive’s annual incentive (bonus) payment support this philosophy. The target set for our CEO is 200% of base pay, the Chief Operating Officer (the “COO”) 130% and the other named executive officers 90%.

For fiscal 2011, approximately 87%, 83% and 81%, respectively, of the total direct compensation (the sum of base salary, annual cash incentive payment and the grant date fair value of SSARs, RSUs and the long-term cash incentive award) of the CEO, CFO and COO was at risk in terms of either our financial performance or the value of our stock. For the other named executive officers 72% to 74% was at risk.

4.	There will be balance in our compensation mix.

To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with the interests of TRW and its stockholders, we provide a mix of fixed and at risk compensation. The Committee believes that the allocation of at risk compensation between annual cash incentive payments and various long-term incentives including, for 2011, cash, RSUs and SSARs, was reasonable for the Company given our business objectives and was comparable to that used by our Proxy 22.

Although the Committee believes that a considerable amount of executive compensation should be linked to the delivery of stockholder value, the Committee also recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the cash components of base salary and the annual cash incentive plan opportunity emphasize each executive’s contribution to TRW as well as current corporate performance and the realization of specific annual financial objectives that are independent of fluctuations in the stock price.

Each executive officer receives a competitive amount of fixed cash compensation (salary) annually with the opportunity to increase that amount based on the extent to which we attain our specific objectives (such as EBITDAP and cash flow). That cash compensation is complemented by an opportunity to earn a substantial amount of additional compensation through awards of RSUs, stock options or SSARs and, for 2011, an annual long-term cash incentive award, each of which can increase in value based upon increases in our share price.

Consideration of Results of Stockholder Advisory Vote on Executive Compensation

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay” proposal), with the first such vote having been held at the Company’s annual meeting of stockholders in May 2011. At that meeting, 96% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this affirms stockholders’ support of our approach to executive compensation and, therefore, the Committee has continued to utilize the same policies and to apply the same principles in its decision making relevant to the amounts and types of executive compensation awarded. Although they are advisory in nature, the Committee will continue to consider the outcome of our annual say-on-pay votes when making future compensation decisions for the named executive officers.

Elements and Execution of the Executive Compensation Program for 2011

The primary elements of our 2011 executive compensation program were:

•	base salary;

•	an annual cash incentive opportunity;

•	equity awards in the form of SSARs and RSUs;

•	long-term cash incentive awards;

•	retirement and other post-termination benefits; and

•	other miscellaneous benefits.

Base Salary

At the beginning of each year the Committee reviews and determines, in its discretion, the amount of any increase in the base salaries of the Company’s executive officers after receiving management-provided market data and evaluating individual performance. The executive officers’ employment agreements provide that their salary at any point cannot be decreased.

In 2011 the base salary increase for our named executive officers ranged from 3.6% to 10% with the average for the group being 6.4%. The Committee determined these increases were appropriate given the executive officers’ salaries compared to market (including increases of 10% and 9.1%, respectively, for two executives whose base salaries were below the market median), and TRW’s continued strong performance.

Annual salaries of TRW’s named executive officers during fiscal 2011 are shown in the Summary Compensation Table on page 41.

Annual Cash Incentive (Bonus) Program

The annual cash incentive program provides executives with the opportunity to earn annual cash payments based upon our achievement of specific objectives set for each fiscal year.

The target payout is set at a fixed percentage of base salary which is specified in each executive officer’s employment agreement. The Committee believes that, in years when our performance is better than the objectives established, executive officers should be paid more than target and, when performance does not meet such objectives, the payout should be less than target. However, regardless of the extent to which we exceed the established goals, for 2011 the annual cash incentive compensation was generally capped at 150% of an executive’s target award. Accordingly, the payout range as a percentage of base salary for each named executive officer for fiscal 2011 was as follows:

Position	Target	Payout Range
Chief Executive Officer	200%	0 – 300%
Chief Operating Officer	130%	0 – 195%
Other Named Executive Officers	90%	0 – 135%

In most years the Committee will award all executive officers the same bonus percentage. However, once the incentive percentage is determined as described above, the Committee may, based upon circumstances which would be identified, increase or decrease the cash incentive compensation paid to a particular executive officer based upon the Committee’s assessment of that individual’s performance and contributions toward the achievement of TRW’s goals.

To calculate the executive officers’ cash incentive payments, each executive’s target award, expressed in dollar terms, is multiplied by the bonus percentage, which measures the extent to which we achieved the goals set and is calculated as described in the following paragraphs. For 2011, as in past years, there were three components to the goals set under the program, each of which represented a portion of the bonus percentage: a defined EBITDAP target, a defined cash flow target and additional factors determined to be relevant by the Compensation Committee, which may include industry-specific and general economic conditions as well as strategic factors (“Additional Factors”). As in the prior year, the weighting of each of the EBITDAP and cash flow factors was 25% and the weighting of the Additional Factors was 50%.

While the Committee may exercise judgment over all three components, the first two are primarily formulaic. Attaining 100% of the stated objective will result in a payment of the target amount. An overachievement of the objective delivers an increase in the payment, subject to the cap of 150% of the target payment for 2011, and attaining less than 100% of the stated objective delivers a percentage decrease in the target payment. The Committee may make adjustments to EBITDAP or cash flow objectives to reflect unusual or other factors, such as unbudgeted acquisitions or disposals.

The definition of EBITDAP and cash flow are as follows:

•

EBITDAP is earnings before interest, taxes, depreciation and amortization, defined benefit pension and post-retirement benefits other than pensions (“OPEB”) expense, certain non-cash charges, one-time transaction related costs and unbudgeted expenses related to major recalls.

•

Cash Flow is EBITDAP (as defined above) minus capital expenditures plus or minus change in net working capital and plus or minus a capital charge on working capital levels in excess of, or below, budgeted levels.

For the purpose of such calculations, annual cash incentive payments are accrued at targeted levels.

The final component, Additional Factors, is discretionary by its nature and allows the Committee to consider such items as TRW’s performance versus general industry conditions, and managements’ achievement of specific strategic factors. Examples include the integration of an acquisition, execution of a desired shift in customer mix, the launch of a new product line, new business awards, advancement of strategic customer and supplier relationships, acquisition and disposal activity, or management of benefit plans, the Company’s capital structure and taxes, among others.

The financial targets for the 2011 fiscal year were set at the beginning of 2011 when the Board had reviewed the 2011 annual operating plan. Financial target bands (rather than a set target amount) were established for the EBITDAP and cash flow components. Achievement within the band would result in that component yielding 25% toward the overall bonus percentage. The target EBITDAP band was set at $1,297 million to $1,372 million. For achievement of $1,578 million or more of EBITDAP, the cap would apply to limit the component’s score to 37.5%. EBITDAP of $1,038 million was required for the minimum score of 10% for this component. No annual incentive compensation would be earned for this component if EBITDAP was lower than this minimum. The target cash flow band was set at $597 million to $672 million. For achievement of cash flow of $773 million or better, the cap would apply to limit the component’s score to 37.5%. Cash flow of $478 million was required for the minimum score of 10% for this component. No annual incentive compensation would be earned for this component if cash flow was lower than this minimum.

In 2011 we achieved EBITDAP and cash flow in excess of the high end of the applicable target band, generating a score for each component that was limited to 37.5% due to the 150% cap. In making its assessment of the Additional Factors component, the Committee recognized the following achievements: we exceeded our plan for sales to a greater extent than the underlying vehicle build increase; we significantly exceeded our plan for operating income due to not only higher sales but also favorable operational performance; we exceeded a variety of other financial metrics of our plan, resulting in favorable interest and tax results, cash flow in excess of plan and a reduction in net debt; we achieved a strong level of new business awards to support our future growth, including emerging market growth opportunities and a number of other strategically important awards; we successfully managed the severe supplier interruptions resulting from the Japan earthquake and Thailand flooding disasters; we prosecuted aggressive commodity inflation recovery; we actively managed the industry recovery to maintain cost reductions where possible; we proactively restructured benefit plans, reducing balance sheet liabilities; we managed numerous financially-weakened suppliers and made significant progress in our dual sourcing initiatives; we launched and progressed without issue our largest footprint expansion involving eleven new or expanded plants; and we maintained a high level of quality with no major recalls in 2011. As a result of the foregoing, the Committee awarded a performance score of 60% for the Additional Factors, resulting in an overall bonus percentage and payment of 135% of the target annual cash incentive award to each executive officer other than the Executive Vice President, Sales and Business Development, who was given an Additional Factor performance score of 20% and an overall bonus percentage and payment of 95% of his target award.

The Committee believes that the fiscal 2011 cash incentive payments are consistent with our strategy of rewarding our executive officers for the achievement of important, challenging business goals, while recognizing differences in performance, and resulted in reasonable performance-related bonus payments to the executive officers.

Annual cash incentive payments paid to the named executive officers for fiscal 2011 are shown in the Summary Compensation Table on page 41.

SSARs and RSUs

Both SSARs and RSUs were awarded to executives under our Current Plan in 2011. As indicated above, the target value of each component of 2011 long-term incentive compensation was set so that approximately 30% was in the form of SSARs, and 50% was in the form of RSUs. SSARs, which were awarded with a cap on their maximum value, were granted to our executive officers rather than options in order to mitigate the associated cost to the Company caused by the volatility in TRW’s stock price in recent years and to temper the potential upside gain and associated risk. Annual equity awards are targeted to be made within one week after we file our Annual Report on Form 10-K. We believe this practice allows the market to absorb material information (such as fourth quarter and annual financial results) before equity awards are priced and we intend to continue with this practice.

The Committee granted a specific number of SSARs and RSUs to each executive officer and determined the aggregate amount of SSARs/options and RSUs to be granted to non-executive employees. In 2011, the Committee delegated to the CEO the authority to determine prior to the grant date (which was the same as for executive officers) the non-executive employees who would receive such grants and the portion of the aggregate amount granted to each such employee. To the extent this total was not exceeded, the Committee authorized the CEO to grant additional options and RSUs in the future to new hires or other employees, excluding executive officers. In 2011 the CEO made no grants under this delegation.

The Committee believes using RSUs in combination with SSARs or stock options provides a better balance between risk and potential reward than a grant of only SSARs/stock options, which could create an incentive for executives to engage in risky behavior to drive up the stock price in order to maximize exercise proceeds. Like a stock option, a SSAR rewards a holder only if the market value of the common stock increases above the grant date fair value (the exercise price, in the case of stock options) and the individual remains employed with us until the SSAR vests. SSARs link a significant portion of the executive officers’ compensation to the interests of our stockholders by providing an incentive to take actions that increase the value of our common stock over the long term. On the other hand, RSUs retain value in accordance with the price of the common stock as long as the individual remains employed by us until the RSUs vest. The combination of these equity grants thus serves as a more effective and risk sensitive incentive for our management team.

Only executive officers and other senior managers (who are generally classified at the director level or higher) who have met our stock ownership guidelines are eligible for equity awards. This further aligns the interests of management with those of our stockholders. These individuals generally have a three to five year period (depending on their level) over which to meet the guidelines. Unexercised stock options or SSARs and unvested RSUs do not count toward satisfying the requirements. The stock ownership requirements of the named executive officers are as follows:

Position	Target # of Shares
Chief Executive Officer	120,000
Chief Operating Officer	55,000
Other Named Executive Officers	25,000

Each of the named executive officers exceeds these suggested guidelines. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.

In deciding on the 2011 long-term incentive compensation of the executive officers, including the awards of SSARs and RSUs, the Committee considered the market data provided by management’s compensation consultant, which had been updated to January 1, 2011, to establish the target value for each executive based on such executive’s position, and then evaluated each executive’s recent performance, overall contribution and value to TRW, including the individual’s importance to achieving our strategic objectives, and the need to retain the executive to provide long-term value to TRW. The Committee did not judge performance, contribution or value to TRW based on a formal rating scale but rather holistically through discussion with the CEO on each executive as well as through the Committee members’ own observations in interactions with the executive officers.

SSARs and RSUs granted to the named executive officers during fiscal 2011 are shown in the Grants of Plan-Based Awards table on page 43.

Long-Term Cash Incentive Awards

The Committee also authorized long-term incentive cash awards in 2011. This cash component of the long-term incentive compensation of our executive officers, which was targeted to represent 20% of each executive’s total long-term incentive compensation, was used to complement the SSAR and RSU awards under our Current Plan. Market data reflected that companies within our Proxy 22 generally utilized a cash component as part of their long-term incentive compensation arrangements, and the Committee felt it would be appropriate to similarly utilize such a component. The terms of these awards are summarized below under “Compensation of Executive Officers – Summary Compensation and Plan-Based Awards.” The threshold, target and maximum payouts applicable to the long-term cash incentive awards granted in fiscal 2011 to each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 43.

Defined Benefit Pension Plans and Defined Contribution Arrangements

Defined Benefit Pension Plans

Although future benefit accruals under the following defined benefit pension plans were frozen prior to 2011, our named executive officers continue to hold benefits under such plans:

•

The CFO and Executive Vice President, Human Resources, have accrued benefits under (i) the TRW Automotive Salaried Pension Plan, a tax-qualified defined benefit pension plan, on the same terms as other U.S. salaried employees, and (ii) the TRW Automotive Inc. Supplemental Retirement Income Plan (the “SRIP”), an unfunded supplemental defined benefit pension plan for U.S. based executive officers to compensate them for the limitations imposed by the Internal Revenue Code on their pension benefit and provide retirement benefit levels comparable to those provided to other employees.

•	The COO has accrued benefits under the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom.

In addition, the CEO and Executive Vice President, Sales and Business Development also participated in the TRW Pension Scheme on the same basis as similarly situated employees in the United Kingdom, although both elected to retire under the terms of the TRW Pension Scheme and commenced receiving benefits thereunder. As a result, the cessation of accruals thereunder did not affect the benefits of either of these executives. Payments received from the TRW Pension Scheme in 2011 by each such executive are reflected in the Pension Benefits table on page 48.

The Company established the John C. Plant 2009 Supplemental Retirement Plan, effective as of January 1, 2009 (the “2009 SERP”) to provide the CEO with pension benefits for his service from January 1, 2009 forward. The CEO’s original supplemental retirement plan (the “Original SERP”) was intended to provide the CEO with a benefit in an amount equal to what he otherwise would have received had he participated in the pension plan for salaried employees in the United States (as such plan existed on the date of his employment agreement) and been credited with his years of service under the TRW Pension Scheme. Benefits otherwise payable under the Original SERP were to be offset by payments the CEO would receive under the TRW Pension Scheme except for any postretirement cost-of-living adjustments. Accordingly, certain of the terms were modified from what otherwise would have been provided for in the U.S. plan to allow for this coordination. The 2009 SERP provides the CEO with essentially the same terms as the Original SERP although under the 2009 SERP the interest rate used in the determination of lump sum distributions was fixed at the 30 Year U.S. Treasury Rate as of November 30, 2008, of 4.0%. The effect of this provision had no impact in 2011. Further, accruals under the 2009 SERP were reduced by the amounts paid from the CEO’s secular trust on or about December 31, 2010, and by accruals under the TRW Pension Scheme after December 31, 2008. Accruals under the 2009 SERP may also be increased to reflect an additional retention incentive credit of up to $3.7 million, which is subject to a four year cliff vesting provision pursuant to which the CEO will generally forfeit all rights to receive such amounts if he voluntarily quits or is terminated for Cause prior to December 31, 2012. However, in the event of the CEO’s death, Disability, a termination without Cause, a termination for Good Reason or his termination during a Window Period following a Change in Control (as such terms are defined below under “Compensation of Executive Officers – Termination and Change in Control Provisions”), he will be vested in the portion of the retention incentive credit earned through the date of such event. Under the terms of the 2009 SERP, the CEO became fully vested in his regular benefits on December 31, 2010. As a result, his regular accrued benefits through such date (but not his retention incentive credit) were paid to him with any subsequent accruals to be paid following his termination of employment.

Defined Contribution Arrangements

Certain of our named executive officers participate in the following nonqualified defined contribution arrangements:

•

The Company made contributions in an amount equal to £225,000 per annum for each of 2010 and 2011 and will make contributions of £200,000 per annum thereafter to an employer-financed retirement benefit plan for the benefit of the COO. Given uncertainty relative to pending changes to the tax regime concerning these types of arrangements, the contribution otherwise required for 2011 was accelerated and made in December 2010. With effect from April 2011, the tax regime’s favorable tax treatment of such contributions ended. Accordingly, the contribution for 2012 was accelerated and made in March of 2011 in advance of the effective date of such change. This accelerated contribution is subject to clawback provisions in the event the COO’s employment terminates prior to December 31, 2012. The U.S. dollar value of the contribution made in 2011 was $319,444, which is included in the “All Other Compensation” column of the Summary Compensation Table on page 41 and in the Nonqualified Deferred Compensation table on page 50.

•

Our CFO and our Executive Vice President, Human Resources, participate in a nonqualified defined contribution arrangement pursuant to which notional contributions in an amount equal to 15% of the sum of each such executive’s annual base pay and annual cash incentive (bonus) award are credited to TRW’s Benefit Equalization Plan, which is unfunded. The contributions made in 2011, totaling $190,673 for our CFO and $133,038 for our Executive Vice President, Human Resources, are included in the “All Other Compensation” column of the Summary Compensation Table on page 41 and in the Nonqualified Deferred Compensation table on page 50.

The actuarial present value of the accumulated pension benefits of each of the named executive officers as of December 31, 2011, as well as other information about our pension plans, is reflected in the Pension Benefits table and related narrative discussion beginning on page 48. The Company’s 2011 contributions to the nonqualified defined contribution arrangements described above are included in the “All Other Compensation” column of the Summary Compensation Table on page 41 and in the Nonqualified Deferred Compensation table on page 50.

Retiree CEO Medical Plan

The CEO participates in the TRW Executive Postretirement Medical Plan, which is intended to provide retiree medical benefits pursuant to his employment agreement. Such benefits are intended to duplicate the benefits he would have received under the National Health System in the United Kingdom and the TRW retiree medical benefit plan in effect at the time he entered into the employment agreement. These benefits are extended to the CEO and to his covered spouse for the remainder of their respective lifetimes upon the CEO’s termination of employment for any reason, other than by the Company for Cause (as defined below under “Compensation of Executive Officers – Termination and Change in Control Provisions”). Coverage is noncontributory and is designed to pay secondary to Medicare upon attainment of Medicare eligibility. The obligation associated with these benefits as of December 31, 2011 determined in accordance with Accounting Standards Codification (“ASC”) 715-60, “Compensation – Retirement Benefits – Defined Benefit Plans – Other Postretirement” approximates $1,754,136 and has been recognized for financial reporting purposes. The more significant assumptions used in the determination of this amount include a discount rate of 4.75%, an initial health care trend rate of 7.0% as of December 31, 2011 descending down to an ultimate trend of 5% in 2018 and a normal retirement age, as defined in the plans in which the CEO participates.

Severance Plans

To ensure that the executive officers are protected against the loss of their positions in certain circumstances or following a transaction that involves a change in control, which would allow our executives to remain focused on running the business, each executive officer’s employment agreement includes certain severance and change in control provisions. As indicated above, the Committee continues to believe that it is in our best interests and the best interests of our stockholders to offer such protection to our executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

Further, in the Committee’s view, the accelerated vesting of all or a portion of outstanding equity awards upon death, Disability, an involuntary termination without Cause, or a voluntary termination for Good Reason, or following a Change in Control (these capitalized terms are defined below under “Compensation of Executive Officers—Termination and Change in Control Provisions”) is a customary and reasonable component of an equity incentive program. The Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of certain terminations or a Change in Control would result from the increase in the price of our common stock over the years. The Committee believes that this is an appropriate result since the share price increase would also benefit our stockholders, and the executive team would have contributed to that increase.

With respect to the long-term cash incentive awards granted in 2009, 2010 and 2011 and the retention awards granted to the named executive officers in 2009, the following accelerated vesting provisions were deemed appropriate by the Committee and were included in the agreements governing the awards:

•

pro rata or partial accelerated vesting and payment in the event of the executive’s death, Disability, involuntary termination without Cause or voluntary termination for Good Reason (or retirement, in the case of the long-term cash incentive award only);

•	immediate full vesting and payment of the long-term cash incentive awards in the event of a Change in Control; and

•

immediate full vesting and payment of the retention awards in the event of executive’s involuntary termination without Cause or voluntary termination for Good Reason following or in connection with a Change in Control.

The amount of the estimated payments and benefits payable to the named executive officers assuming a Change in Control or a qualifying termination of employment as of the last business day of fiscal 2011 are shown in the Potential Payments Upon Termination or CIC tables and the footnotes and narrative discussion related thereto beginning on page 50.

Perquisites and Other Personal Benefits

We maintain an executive medical plan for certain of our executive officers. In addition, executive officers are eligible to receive reimbursement for certain financial counseling and spousal travel/meals, automobile allowances and tax gross-ups for miscellaneous perquisite income items. The CEO and certain other executives are also eligible for club memberships. The Committee believes that in comparison to peer companies the level of perquisites is minimal which is consistent with our philosophy to maximize the amount of “at risk” pay of our executive officers.

In addition, TRW provides to its U.S.-based employees generally, including its executive officers so situated, certain life insurance benefits and matching contributions under the TRW Automotive 401(k) Savings Plan (the “401(k) Plan”). Beginning in December 2010, the Company matching contribution in the 401(k) Plan was increased to a 100% match on the first 6% of income contributed.

The aggregate incremental cost to us of providing these benefits to the named executive officers during fiscal 2011 is shown in the Summary Compensation Table on page 41 and is detailed in footnote 5 to such table.

Benefit Equalization Plan

Another benefit available to our U.S.-based executive officers is the TRW Automotive Benefits Equalization Plan (“BEP”), which is a nonqualified, unfunded plan described more fully below under “Compensation of Executive Officers – Deferred Compensation Plans.” All employees at or above the director level may participate in the BEP, which mirrors the benefits available to U.S. employees under the 401(k) Plan. The Company match in the BEP corresponds to the matching provisions of the 401(k) Plan.

The individual notional contributions of the eligible named executive officers during fiscal 2011 to the BEP, including earnings on such contributions and the balances as of the end of the fiscal year are shown in the Nonqualified Deferred Compensation table on page 50.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s chief executive officer and the four other most highly-compensated executive officers as of the end of the fiscal year. This limitation does not apply to qualifying “performance-based compensation” as defined in the Code. Certain of the incentive compensation awarded to our named executive officers in 2011, including the RSUs and long-term cash incentive awards, as well as a portion of the annual cash incentive payment earned by our executive officers for 2011, did not qualify as performance-based compensation for the deductibility exception. Notwithstanding the foregoing, the Committee believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Accounting Implications of Executive Compensation

We recognize compensation expense of all stock-based awards pursuant to the principles set forth in ASC 718, “Compensation – Stock Compensation.” Accordingly, we record compensation expense in our financial statements for stock options, SSARs, RSUs and other equity and equity-based awards granted.

Under ASC 718, cash-settled awards such as our long-term cash incentive awards and Tranche B of our retention awards granted in 2009 require variable accounting, whereby we record an initial liability based on the fair value of the awards at the grant date. We generally utilize a Monte Carlo simulation approach to calculate the fair value of these cash settled awards. The expense for the awards is recognized ratably over the vesting period, as adjusted for changes in the fair value at each reporting date, with a corresponding adjustment to the liability. As our total expense for the awards will equal the value paid to the recipients, the ultimate expense is not determinable until the end of the vesting period. Regardless of the accounting implications, the Committee believes that these awards are an important component of our compensation strategy.

The Committee intends to continue to offer stock options, SSARs and RSUs as part of the Company’s long-term incentives.

Compensation of Executive Officers

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)		All Other Compensation[5] ($)	Total ($)
John C. Plant Chairman of the Board, President and Chief Executive Officer	2011	1,898,077	—	5,082,740	2,320,392	5,143,500	5,479,800		620,815	20,545,324
	2010	1,869,231	2,500,000	5,630,252	640,946	4,537,500	6,990,932		393,605	22,562,466
	2009	1,680,000	—	3,493,788	269,100	4,200,000	12,590,721		519,105	22,752,714
Joseph S. Cantie Executive Vice President and Chief Financial Officer	2011	596,154	—	1,495,040	680,814	729,000	124,700		381,749	4,007,457
	2010	565,384	956,250	1,686,298	195,056	618,750	95,800		258,836	4,376,374
	2009	500,000	112,500	1,001,701	84,240	562,500	69,700		101,609	2,432,250
Steven Lunn Executive Vice President and Chief Operating Officer[6]	2011	894,788	—	1,495,040	686,046	1,552,082	—	[4]	363,562	4,991,518
	2010	824,236	700,000	1,715,899	199,398	1,404,538	—	[4]	750,857	5,594,928
	2009	798,650	—	1,118,662	100,620	1,269,044	1,890,400		389,364	5,566,740
Peter J. Lake Executive Vice President, Sales and Business Development	2011	573,461	—	694,055	319,806	491,625	72,000		165,206	2,316,153
	2010	574,500	400,000	867,368	100,868	624,375	231,306		102,010	2,900,427
	2009	539,000	—	643,901	72,540	606,375	2,456,392		197,989	4,516,197
Neil E. Marchuk Executive Vice President, Human Resources	2011	436,923	—	475,195	217,128	534,600	39,700		219,684	1,923,230
	2010	411,346	350,000	476,740	57,114	450,000	57,000		147,822	1,950,022
	2009	365,000	—	292,781	25,740	410,625	15,500		45,616	1,155,262

1.	Represents the payment in 2010 of tranche A of the retention award granted in 2009 and, for Mr. Cantie, an increase in his non-equity incentive plan compensation awarded to him in each year at the discretion of the Committee. For a description of the retention award, see “—Summary Compensation and Plan-Based Awards” below.
2.	Represents the aggregate grant date fair value in accordance with ASC 718. The stock awards column relates to RSUs, the long-term cash incentive awards and, for 2009 only, Tranche B of the retention awards, and the option awards column relates to stock options or, for 2010 and 2011, SSARs. For a breakdown of the grant date value for each of the 2011 stock awards and the estimated payouts under the long-term cash incentive awards, see the Grants of Plan-Based Awards table below. For assumptions made in the valuation, see Notes 16, 15, and 18, respectively, to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2011, 2010 and 2009.
3.

All of the amounts in this column represent changes in pension value. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers. The 2011 changes in pension values were primarily attributable to an additional year of interest credit calculated on the value of the accumulated benefit as of the prior year end (“Pension Interest”) and changes in the underlying assumptions including a lower discount rate necessitated by changes in economic conditions, and, for Mr. Plant, an additional year of service. The changes in 2010 pension values were primarily attributable to an additional year of service and Pension Interest (other than for Mr. Lake who received no service credit but did receive interest credit) as well as changes in the underlying assumptions including a lower discount rate necessitated by changes in economic conditions (for further information about the underlying assumptions, see Notes 9, 8, and 10, respectively, to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2011, 2010 and 2009). The 2010 changes in pension values for Messrs. Plant, Lunn and

Lake also include negative impacts from currency fluctuations of $404,000, $24,000 and $135,000, respectively. The increases in 2009 pension values were primarily attributable to an additional year of service as well as changes in the underlying assumptions, including lower discount rate and higher inflation rate assumptions necessitated by changes in economic conditions. In addition, the amounts attributable to Messrs. Plant and Lake for 2009 include increases of approximately $2,833,000 and $750,000, respectively, resulting from their decision to retire from the TRW Pension Scheme prior to the dates anticipated by plan assumptions. In 2009, the TRW Pension Scheme was closed to new entrants and future benefit accruals for existing participants ceased. The 2009 changes in pension values for Messrs. Plant, Lunn and Lake also include positive impacts from currency fluctuations of $1,171,000, $426,000 and $431,000, respectively. The amounts attributable to Messrs. Plant and Lunn included changes attributable to currency fluctuations between the U.S. dollar and the British pound.
4.	Mr. Lunn experienced a net negative change in pension value of ($32,000) in 2011 resulting from a reduction in the assumed future rates of pension inflation in 2011. His net negative change in pension value of ($18,197) in 2010 resulted from changes in assumptions relative to his assumed retirement age.
5.	The table below shows the components of “All Other Compensation” for the named executive officers for 2011. All perquisite amounts were calculated based on the actual amount paid to the executive or a third party.

	All Other Compensation for 2011 (Supplemental Table)
Compensation	John C. Plant	Joseph S. Cantie	Steven Lunn	Peter J. Lake	Neil E. Marchuk
Car Allowance	$39,600	$21,840	$22,166	$21,840	$21,840
Financial Counseling	42,200	12,200	5,638	9,800	9,800
Country Club Membership(s)	35,962	—	—	—	—
Spousal Travel/Meals	25,436	13,300	7,602	—	—
Executive Medical Premium	42,654	56,510	800	56,510	—
Costs of Life Insurance Benefits[a]	12,642	1,791	—	5,186	1,791
Costs of 401(k) Matching Contributions[a]	14,700	14,700	—	14,700	14,700
BEP Matching Contributions[b]	371,435	61,569	—	57,170	38,515
TRW Contributions to Non-Qualified Defined Contribution Retirement Plans [c]	—	190,673	319,444	—	133,038
Tax Gross-Ups for Miscellaneous Perquisite Income Items	36,186	9,166	7,912	—	—
Total	$620,815	$381,749	$363,562	$165,206	$219,684

a	TRW provides certain life insurance benefits and matching contributions under the 401(k) Plan to its U.S. based employees generally, including the executives indicated.
b	TRW provides matching notional contributions under the BEP. These benefits are substantially equal to benefits that could not be provided under the 401(k) Plan because of limitations under the Code.
c	TRW made notional contributions to the BEP for Messrs. Cantie and Marchuk and actual contributions to a separate funded retirement benefit scheme in the U.K. for Mr. Lunn. The amount shown for Mr. Lunn reflects the Company’s contribution for 2012, which was accelerated and paid in 2011. See “Compensation Discussion and Analysis – Defined Benefit Pension Plans and Defined Contribution Arrangements” above.
6.	Salary, non-equity incentive plan compensation, and the amounts included in all other compensation for Mr. Lunn were paid in British pounds and for the purposes of these tables were converted to the U.S. dollar equivalent. Generally, the exchange rate used was the average rate for the year (except in the case of the non-equity incentive plan compensation and the gross-up, which used the exchange rate on the date of payment of such amounts). The exchange rates used were as follows (exchange rates shown have been rounded):
•	Non-Equity Incentive Plan Compensation: 2011: $1.58 = £1.00; 2010: $1.61 = £1.00; and 2009: $1.54 = £1.00.

•	Gross-up: 2011: $1.58 = £1.00; 2010: $1.54 = £1.00; and 2009: $1.55 = £1.00 (represents a blend of the exchange rates applicable to two gross-up payments).

•	Other Amounts: 2011: $1.61 = £1.00; 2010: $1.55 = £1.00; and 2009: $1.58 = £1.00.

Grants of Plan-Based Awards in Fiscal 2011

The following table sets forth information on plan-based compensation awards granted during TRW’s 2011 fiscal year to the named executive officers. On February 15, 2011 the Committee approved the awards with a grant date of February 24, 2011.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards[5] ($/Sh)	Market Price on Grant Date[6]	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John C. Plant	2/24/11	—	—	—	—	—	—	—	354,800	54.95	55.13	2,320,392
	2/24/11	—	—	—	—	—	—	65,200	—	—	—	3,582,740
	—	381,000	3,810,000	5,715,000	—	—	—	—	—	—	—	—
	2/24/11	—	—	—	1,500,000	1,500,000	1,950,000	—	—	—	—	1,500,000
Joseph S. Cantie	2/24/11	—	—	—	—	—	—	—	104,100	54.95	55.13	680,814
	2/24/11	—	—	—	—	—	—	19,200	—	—	—	1,055,040
	—	54,000	540,000	810,000	—	—	—	—	—	—	—	—
	2/24/11	—	—	—	440,000	440,000	572,000	—	—	—	—	440,000
Steven Lunn[7]	2/24/11	—	—	—	—	—	—	—	104,900	54.95	55.13	686,046
	2/24/11	—	—	—	—	—	—	19,200	—	—	—	1,055,040
	—	114,969	1,149,690	1,724,535	—	—	—	—	—	—	—	—
	2/24/11	—	—	—	440,000	440,000	572,000	—	—	—	—	440,000
Peter J. Lake	2/24/11	—	—	—	—	—	—	—	48,900	54.95	55.13	319,806
	2/24/11	—	—	—	—	—	—	8,900	—	—	—	489,055
	—	51,750	517,500	776,250	—	—	—	—	—	—	—	—
	2/24/11	—	—	—	205,000	205,000	266,500	—	—	—	—	205,000
Neil E. Marchuk	2/24/11	—	—	—	—	—	—	—	33,200	54.95	55.13	217,128
	2/24/11	—	—	—	—	—	—	6,100	—	—	—	335,195
	—	39,600	396,000	594,000	—	—	—	—	—	—	—	—
	2/24/11	—	—	—	140,000	140,000	182,000	—	—	—	—	140,000

1.	The estimated possible payouts under Non-Equity Incentive Plan Awards, which relate to TRW’s annual cash incentive (bonus) program, are described in the narrative below. For the actual amount awarded and paid for 2011, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
2.	These estimated future payouts under Equity Incentive Plan Awards are based on the range of payout possibilities set forth in the Cash Incentive Award Agreements with each named executive officer, as described in the narrative below.
3.	Represent RSUs granted under the Current Plan.
4.	Represent SSARs granted under the Current Plan.
5.	Based on fair market value under the Current Plan, which is the average of the high and low sales prices of our common stock on the NYSE on the grant date.
6.	Based on the closing market price per share on the grant date.
7.	The exchange rate used for Mr. Lunn’s estimated possible payouts under Non-Equity Incentive Plan Awards was $1.58 = £1.00 (as rounded), the exchange rate on the date of payment of this compensation for the 2011 fiscal year shown in the Summary Compensation Table. The estimated future payouts under Equity Incentive Plan Awards were established in U.S. dollars, so no conversion is applicable.

Summary Compensation and Plan-Based Awards

General. Each of our named executive officers has an employment agreement with one of our subsidiaries. The agreements with Mr. Plant and Mr. Lunn extend for an indefinite term and the agreements with the other named executive officers were amended in 2011 so that they currently extend until December 31, 2014, subject to automatic one-year extensions thereafter, unless notice is provided that the term will not be extended. Among other things, each of the agreements provides for:

•	base salary, which cannot be decreased at any point;

•	the target payout for annual cash incentive compensation which, as a percentage of base salary, is 200% for Mr. Plant, 130% for Mr. Lunn and 90% for the remaining named executive officers; and

•	certain severance and change in control payments as described below under “—Termination and Change in Control Provisions.”

See “Compensation Discussion and Analysis” above for a discussion of the factors considered in awarding various elements of compensation.

Bonus. In 2009 retention awards were granted to each of our named executive officers. Half of each award vested on the 18 month anniversary of the grant date and was paid in August 2010. This amount was reported in the “Bonus” column of the Summary Compensation Table for 2010. Under the terms of the award, such amounts were subject to recoupment in the event the executive’s employment was terminated for certain reasons prior to February 26, 2012. The grant date fair value of the other half of each award was reported in the “Stock Awards” column of the Summary Compensation Table for 2009. This half of the award vested for each of our named executive officers on February 26, 2012 (given that each such executive remained employed by the Company through such date and the share price condition of the award was met), and has been paid to each such executive.

Non-Equity Incentive Plan Awards. The targets shown in the Grants of Plan-Based Awards table above represent annual incentive targets set by the respective officer’s employment agreement, as described above. Under the annual cash incentive (bonus) program, the maximum payout for 2011 was generally capped at 150% of the target award and, at the low end of the payout range for 2011 (the “threshold” in the table above), 10% of the target award was payable. See the discussion of the annual cash incentive (bonus) program in the “Compensation Discussion and Analysis” section above which describes the financial objectives set for 2011 as well as the Company’s performance compared to those goals and the Committee’s analysis of that performance and a further discussion of the nonfinancial measures considered.

Equity Incentive Plan Awards. The amounts shown in the Grants of Plan-Based Awards table above relate to the long-term cash incentive awards granted in 2011. Each long-term cash incentive award consists of three equal tranches. Subject to certain early vesting provisions, one tranche will be adjusted as of each of the first three anniversaries of the grant date, based upon the value of TRW’s stock during the 90 day period following such adjustment date as compared to its value on the baseline measurement date which, for tranche A was the grant date, and for tranches B and C will be the first and second anniversaries, respectively, of the grant date. At the applicable determination date for each tranche, if the average stock price is between 70% and 130% of the baseline for that tranche, then the value of that tranche will remain at target. Because the payout at the low end of the scale will be equal to the target payout, the “threshold” and “target” amounts in the table above are the same, and assume that all three tranches remain at the target amount. If the average stock price is greater than 130% of the baseline, then the tranche’s value will be adjusted to 130% of its target value (the “maximum” in the table above represents the payout if all three tranches reach the maximum). If the average stock price is less than 70% of the baseline price, then the value of the applicable tranche will be adjusted to zero. One tranche will vest on each of the first three anniversaries of the grant date, provided that the executive remains employed by the Company, and will become payable after the applicable stock price determination period. The award is subject to accelerated vesting under certain circumstances as discussed below under “—Termination and Change in Control Provisions.”

Other Stock and Option Awards. In 2011 our named executive officers received SSARs and RSUs under the Current Plan as set forth in the above tables (SSARs being reported in the option awards columns). Each SSAR permits the executive to receive the appreciation in value of one underlying share of common stock from the grant date to the exercise date, although the stock price at exercise is limited to a maximum value of $100.00. The SSARs also have an automatic exercise feature tied to this maximum stock value, so that if the fair market value of the stock (as calculated under the Current Plan) is equal to or greater than $100.00 on a particular date, any vested and exercisable SSARs will be automatically exercised. Upon exercise, the SSARs will be settled in shares of TRW’s common stock. RSUs represent the right to receive shares of common stock on a one-for-one basis on the applicable vesting date if the individual continues to be employed by us. The SSARs and RSUs granted in 2011 vest one-third on each of the first three anniversaries of the grant date, and are subject to accelerated vesting under certain circumstances as discussed below under “—Termination and Change in Control Provisions.” The SSARs granted in 2011 expire on their eighth anniversary.

Comparison of Compensation Levels of Named Executive Officers. The Committee has not set a policy or practice to link or ratio any component of total direct compensation (base salary, annual cash incentive and long-term incentive compensation) or pension values between its named executive officers. The Committee continues to believe that comparing these compensation elements to the market for each executive is a more appropriate method for establishing market competitive compensation.

The Committee recognizes that in 2011 the CEO’s total compensation was approximately four times greater than the total compensation of the next highest paid executive. While the Committee believes that each of the named executive officers is compensated appropriately in comparison to the market for each position, the Committee also attributes the differences between the CEO’s and the other executive officers’ levels of compensation to the following factors:

•

approximately 30% of the CEO’s total compensation in 2011 is attributed to pension benefits which result from his long service with TRW and its predecessors (whereas the other executive officers have fewer years of service and/or participate in different legacy plans), combined with his supplemental retirement plan, to which he is entitled under the terms of his employment agreement, and which is further described above under “Compensation Discussion and Analysis – Defined Benefit Pension Plans and Defined Contribution Arrangements;”

•

the grant date fair value of the CEO’s SSARs grants, RSUs and other incentive plan compensation were a higher multiple of his salary than the other executive officers (other than the CFO) reflecting the Committee’s philosophy, discussed above under “Compensation Discussion and Analysis,” that compensation at risk will rise with position level; and

•	the Committee’s assessment of the relative value of the CEO’s contribution to TRW versus other executive officers’ contributions.

Outstanding Equity Awards at Fiscal Year-End December 31, 2011

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)
John C. Plant	2/28/2003	195,000	0	30.00	2/28/2013	—	—
	2/27/2006	200,000	0	26.61	2/27/2014	—	—
	2/27/2007	215,000	0	30.54	2/27/2015	—	—
	2/26/2008	230,000	0	24.38	2/26/2016	—	—
	2/26/2009	76,667	76,667	2.70	2/26/2017	50,000	1,630,000
	3/3/2010	0	127,934	26.91	3/3/2018	104,800	3,416,480
	2/24/2011	0	354,800	54.95	2/24/2019	65,200	2,125,520
Joseph S. Cantie	2/27/2006	53,000	0	26.61	2/27/2014	—	—
	2/27/2007	67,000	0	30.54	2/27/2015	—	—
	2/26/2008	72,000	0	24.38	2/26/2016	—	—
	2/26/2009	24,000	24,000	2.70	2/26/2017	13,000	423,800
	3/3/2010	0	38,934	26.91	3/3/2018	31,867	1,038,864
	2/24/2011	0	104,100	54.95	2/24/2019	19,200	625,920
Steven Lunn	2/26/2009	0	28,667	2.70	2/26/2017	14,667	478,144
	3/3/2010	0	39,800	26.91	3/3/2018	32,600	1,062,760
	2/24/2011	0	104,900	54.95	2/24/2019	19,200	625,920
Peter J. Lake	2/28/2003	60,000	0	30.00	2/28/2013	—	—
	12/1/2003	7,000	0	30.00	12/1/2013	—	—
	2/27/2006	53,000	0	26.61	2/27/2014	—	—
	2/27/2007	58,000	0	30.54	2/27/2015	—	—
	2/26/2008	62,000	0	24.38	2/26/2016	—	—
	2/26/2009	41,333	20,667	2.70	2/26/2017	10,000	326,000
	3/3/2010	0	20,134	26.91	3/3/2018	16,534	539,008
	2/24/2011	0	48,900	54.95	2/24/2019	8,900	290,140
Neil E. Marchuk	2/26/2009	0	7,334	2.70	2/26/2017	3,667	119,544
	3/3/2010	0	11,400	26.91	3/3/2018	9,334	304,288
	2/24/2011	0	33,200	54.95	2/24/2019	6,100	198,860

1.	As of December 31, 2011, all options granted in 2003 through 2008 had fully vested. Other than the 2003 grants (which vested 20%/year on each of the first five anniversaries of the grant date), all options granted, as well as all SSARs granted, vest at the rate of one-third/year on each of the first three anniversaries of the grant date.
2.	All RSUs held at December 31, 2011 vest at the rate of one-third/year on each of the first three anniversaries of the grant date.
3.	Based on the closing stock price on December 30, 2011 (the last trading day of the year) of $32.60.

Option Exercises and Stock Vested for 2011

The following table shows the value realized by each of the named executive officers during 2011 in connection with the (i) exercise of stock options and the automatic exercise of SSARs upon vesting in the Option Awards columns and (ii) the vesting of RSUs in the Stock Awards columns.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[2] ($)
John C. Plant	359,966	13,251,063	152,400	8,806,940
Joseph S. Cantie	19,466	449,470	41,933	2,426,844
Steven Lunn	266,234	8,152,144	45,634	2,638,563
Peter J. Lake	10,066	232,424	28,266	1,629,987
Neil E. Marchuk	20,367	769,790	12,000	694,745

1.	Represents options exercised as well as SSARs that were automatically exercised upon vesting in 2011 because the fair market value of the shares exceeded the cap price on the vesting date. The number shown includes the gross number of the shares underlying the SSARs that were automatically exercised, without taking into account any shares withheld to cover the applicable withholding taxes due upon such exercise or shares withheld representing the grant date fair market value of the SSARs, which are netted out upon settlement. The gross number of shares subject to the SSARs exercise reflected in the table and the net number of shares actually received by each executive in such net settlement were as follows: Plant 63,966 gross and 14,731 net; Cantie 19,466 gross and 4,483 net; Lunn 19,900 gross and 4,567 net; Lake 10,066 gross and 2,318 net; and Marchuk 5,700 gross and 1,312 net.
2.	The value indicated in the table reflects the value of the stock received upon exercise or vesting, as applicable, which, for the options, is based on the market price of the common stock at the time of exercise and, for the SSARs and the RSUs, is based on the fair market value of the common stock (the average of the high and low sales prices on the NYSE) on the exercise or vesting date, as applicable. The amount of cash ultimately received by the executive for the shares acquired in such exercise or vesting may differ based on when such shares are sold by the executive.
3.	Represents gross number of shares vested, although TRW nets a portion of these vested shares to cover the executive’s withholding tax due upon the vesting of the RSUs.

Pension Benefits for 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John C. Plant	TRW Pension Scheme[1]	32	15,103,000	720,575
	John C. Plant 2009 Supplemental Retirement Plan[2]	34	6,877,000	—
Joseph S. Cantie	TRW Automotive Salaried Pension Plan	12	190,500	—
	TRW Automotive Inc. Supplemental Retirement Income Plan	12	491,700	—
Steven Lunn	TRW Pension Scheme[1]	15	881,900	—
Peter J. Lake	TRW Pension Scheme[1]	35	4,879,600	225,322
Neil E. Marchuk	TRW Automotive Salaried Pension Plan	7	104,100	—
	TRW Automotive Inc. Supplemental Retirement Income Plan	7	152,700	—

1.	For Messrs. Plant and Lake, the table above reflects the present value of the accumulated benefit at that date net of the payments shown in the last column which were made during the year in connection with their decision to retire from the TRW Pension Scheme. Mr. Lunn is eligible for normal retirement under the TRW Pension Scheme.
2.	See “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” for a further description of this plan.

Pension Plans

Benefit values included in the above table have been determined on the following basis:

•

Benefits subject to valuation have been determined as of December 31, 2011 (the measurement date for financial statement purposes), and have been based on each participant’s historical compensation and plan service, the plan’s provisions and applicable statutory limits and parameters as of that date.

•

Benefits under the TRW Pension Scheme are generally determined as 1/30th of pensionable pay multiplied by service up to 20 years, prorated over the service period until the participant’s Normal Retirement Date. Pensionable pay is the sum of base pay in the last 12 months, plus the average of the final 5 years of pensionable bonuses, limited (for Mr. Lunn only), to the earnings cap, as defined by Her Majesty’s Revenue and Customs. Although the limitations under U.K. law relative to this cap were eliminated with effect from April 2006, the TRW Pension Scheme was amended to incorporate them. Pensionable bonuses are limited in any year to 10% of that year’s base pay. The Normal Retirement Date is age 57.5 for Mr. Plant, and 62.5 for both Mr. Lunn and Mr. Lake. Benefits are payable upon retirement after age 50, in the form of a life annuity with a 50% survivor continuation annuity, but reduced 0.3% for each year benefits are payable prior to age 57.5 (for Mr. Plant) or 60 (for Messrs. Lunn and Lake).

•

For Messrs. Plant and Lake, values of benefits under the TRW Pension Scheme have been determined based on the date each actually retired under the terms of that plan. For the John C. Plant 2009 Supplemental Retirement Plan (the “2009 SERP”), the TRW Automotive Salaried Pension Plan and the TRW Automotive Inc. Supplemental Retirement Income Plan (the “SRIP”), values of benefits have been determined based on a presumption of retirement from active employment on the participant’s plan-defined normal retirement date, or if earlier, at the earliest date at which benefits can commence without reduction for early commencement. All other valuation assumptions are consistent with those used for financial reporting purposes. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The more significant assumptions underlying these valuations (other than valuations relating to the 2009 SERP) are as follows:

	U.S. Programs	U.K. Programs
Interest rate of discount	4.75%	4.75%
Postretirement benefit increase rate	N/A	2.75%
Postretirement mortality	2008 PPA Mortality, unisex per Revenue Notice 2008-85 as updated for 2011	PMA 92 medium cohort tables based on participant’s year of birth, rated up by one year
Lump sum interest rate	4.25% (4.0% for the 2009 SERP)	N/A
Lump sum interest mortality	2008 PPA Mortality, unisex	N/A

•

Benefits under the TRW Automotive Salaried Pension Plan and the SRIP are determined as an accumulated percentage of pensionable earnings less an accumulated offset percentage of pensionable earnings up to social security covered compensation. Pensionable earnings are defined as the average of pay, including the non-equity incentive payment, for the five highest consecutive calendar years. The applicable accumulated percentages are determined from the following table.

Percentages Attributable to Accumulated Service	Percentage	Offset Percentage
% attributable to each year of benefit service through 2004	1.5%	0.4%
% attributable to benefit service during 2005	1.2%	0.3%
% attributable to benefit service during 2006	1.0%	0.3%

Effective as of January 1, 2007 these plans were amended to provide for future annual benefit accruals in an amount equal to 1.0% of pensionable earnings less a .3% reduction for pensionable earnings below the Old Age, Survivor and Disability Insurance Wage Base wherein pensionable earnings are defined as the participant’s annual pay inclusive of their annual non-equity cash incentive payment.

Effective July 1, 2009, the benefit accrual rate under these plans was reduced to 0.1% of pensionable earnings, and effective December 31, 2010 these plans were frozen so that benefits would not continue to accrue beyond that date.

Benefits are payable as an annuity for the life of the participant, commencing at age 65. Benefits reduced for early commencement are payable upon retirement after attainment of age 55 and completion of 5 years of service; early retirement reductions are 4% for each year by which benefits are payable prior to age 60. At the participant’s option, the benefit may be paid in a lump sum, using the actuarial basis under the minimum lump sum rules applicable to tax-qualified plans. However, as it relates to the TRW Automotive Salaried Pension Plan, this option is only available in respect of benefits earned through 2004.

Deferred Compensation Plans

We sponsor the BEP for certain of our U.S. employees including our named executive officers.

The BEP provides eligible employees benefits substantially similar to benefits which could not be provided under the 401(k) Plan due to limitations under the Internal Revenue Code of 1986, as amended. Employees can generally defer up to 15% of base and incentive compensation to the extent such contributions cannot be made to the 401(k) Plan as a result of these limitations. TRW provides matching notional contributions in an amount equal to 100% of the first 6% of the employee’s notional contributions. Each of the named executive officers who participates in BEP is fully vested in the Company match. Generally, the plan benefits are payable to the employee upon termination of employment.

While the BEP is unfunded, the employee directs both their deferrals and Company notional contributions, if applicable, into investment options which, exclusive of TRW’s common stock, are intended to mirror the investment options available in the 401(k) Plan. These options include a diverse range of mutual funds. On a daily basis, the amount of the participant’s deferred compensation including any company matching contributions is adjusted to reflect the appreciation and/or depreciation in the value of the investment alternative selected.

Company contributions under the nonqualified defined contribution arrangements for each of Messrs. Cantie, Marchuck and Lunn are also reflected in the table below. The BEP is being utilized for purposes of the arrangements for Messrs. Cantie and Marchuk and an employer-financed retirement benefit plan is being utilized for Mr. Lunn’s benefit. Mr. Lunn’s defined contribution arrangement provides for self-directed investments through the plan trustee. The plan benefits are payable to Mr. Lunn upon termination of employment. For information about these arrangements, see “Compensation Discussion and Analysis – Defined Benefit Pension Plans and Defined Contribution Arrangements” above.

The individual notional contributions of the named executive officers to BEP during 2011, earnings and matching notional contributions thereon, the additional Company notional contributions made pursuant to the nonqualified defined contribution arrangements described above, and the aggregate account balances as of December 31, 2011 are shown in the Nonqualified Deferred Compensation Table set forth below. The table below reflects the defined contribution arrangement described above for Mr. Lunn and the BEP for the other named executive officers shown.

Nonqualified Deferred Compensation for 2011

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE[3] ($)
John C. Plant	364,135	371,435	50,383	—	1,647,757
Joseph S. Cantie	59,769	252,242	(39,275)	—	570,778
Steven Lunn[4]	—	319,444	(2,873)	—	1,011,295
Peter J. Lake	61,848	57,170	(3,883)	—	115,136
Neil E. Marchuk	40,085	171,554	(15,225)	—	344,357

1.	These executive contributions for 2011 are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table on page 41.
2.	These Company contributions for 2011 are included in the All Other Compensation column of the Summary Compensation Table on page 41.
3.	The following portions of the aggregate balances indicated in this column were previously reported as compensation to the indicated executive in the Summary Compensation Table for previous years: $784,871 for Mr. Plant, $245,720 for Mr. Cantie, $720,214 for Mr. Lunn and $120,810 for Mr. Marchuk.
4.	A Company contribution of £200,000, representing the Company’s contribution for 2012, was made in respect of Mr. Lunn in March 2011 at an exchange rate of $1.60 = £1.00.

Termination and Change in Control Provisions

We (or certain of our wholly-owned subsidiaries) have entered into employment agreements, option agreements, SSAR agreements, RSU agreements, cash incentive award agreements and retention agreements with each of Messrs. Plant, Cantie, Lunn, Lake and Marchuk that provide for payments upon certain events of termination or a Change in Control (or “CIC”), as defined below. The Change in Control provisions are designed to mitigate the impact of a termination of employment related to a Change in Control, and are intended to ensure that the executives evaluate business opportunities in the best interests of stockholders.

Defined Terms

For ease of reference in reviewing the descriptions of potential payments to our named executive officers upon termination or a change in control, which appear below, following are certain defined terms from the executive officers’ employment agreements. Unless otherwise indicated the definition of each term is the same in each agreement. For purposes of the following definitions, “Holdings” is TRW Automotive Holdings Corp. and “TAI” is TRW Automotive Inc.

“Cause” means:

•

executive’s continued failure to work on a full-time basis and failure substantially to perform executive’s duties, provided that TAI may not terminate the executive’s employment for Cause because of dissatisfaction or disagreement with the actions taken by executive in the good faith performance of his duties;

•	executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony (or, in Mr. Lunn’s case, any conviction for an arrestable criminal offense);

•

executive’s willful malfeasance or willful misconduct in connection with executive’s duties which injures the financial condition or business reputation of TAI or any of its subsidiaries or affiliates; or

•

executive’s breach of the non-competition or confidentiality provisions of his employment agreement, other than an insignificant breach of the confidentiality provisions as reasonably determined by TAI;

provided, that no act or omission shall be “willful” (1) to the extent taken by executive at the direction of the Board (or, in the case of Messrs. Cantie, Lunn, Lake or Marchuk, the direction of the Board or the CEO), or (2) if effected with executive’s reasonable belief that such action or failure to act was in TAI’s best interest.

“Change in Control” or “CIC” means:

•	the sale or disposition of all or substantially all of the assets of Holdings or TAI to any person or group other than Automotive Investors L.L.C. (“AI LLC”) or its affiliates;

•

the beneficial ownership of more than 50% of the total voting power of Holdings or TAI by any person or group, other than AI LLC or its affiliates, and AI LLC or its affiliates ceasing to control the board of directors of Holdings or TAI;

•	an acquisition by a person or group, other than AI LLC or its affiliates, of stock of Holdings or TAI having voting power of 30% or more; or

•	the replacement of a majority of the Holdings directors during a 12-month period without the endorsement of the existing directors.

“Continued Benefits” means the continued provision of a vehicle allowance and medical, dental, life insurance and disability benefit coverage and, for Mr. Plant, certain club memberships, each at the level provided immediately prior to the termination.

“Disability” means executive’s physical or mental incapacitation and resulting inability, for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period, to perform executive’s duties.

“Good Reason” means any of the following events which are not cured within a specified number of days after receipt of written notice from the executive:

•	TAI’s failure to pay executive’s base salary, annual bonus or employee benefits when due;

•	any relocation of executive’s principal office outside of a specified area;

•	any adverse change in executive’s reporting relationship;

•	any material diminution for a period of at least 30 days in executive’s authority or responsibilities; or

•

for Messrs. Plant and Lunn only, the company’s failure to provide to executive directors’ and officers’ insurance which is comparable to that provided by similar companies, as determined in the reasonable business judgment of the board of directors of TAI.

“Window Period” means the 60 day period commencing on the first anniversary of a Change in Control.

Conditions to Payments

Each of the named executive officers’ employment agreements include a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months (two years for Mr. Plant) following the termination of the executive’s employment for any reason (other than, in the case of Messrs. Cantie, Lake and Marchuk, a termination upon or following the expiration of the employment agreement). The agreements also provide that we are entitled to stop making certain post-termination payments to the executive in the event of a breach of these provisions. The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.

Excise Tax – John Plant

Mr. Plant’s employment agreement, which was entered into in 2003 and has not been amended since 2009, provides that, in the event that any payment to or for the benefit of Mr. Plant, including the termination and CIC payments described below, gives rise to an excise tax imposed by Section 4999 of the Internal Revenue Code as determined in accordance with the provisions of Section 280G thereof, then Mr. Plant will be provided an additional payment in an amount equal to the resulting excise tax as grossed up for any additional taxes which may result from this payment. However, no excise tax under Section 4999 of the Internal Revenue Code would be triggered by any of the estimated CIC values set forth in the scenarios below.

Delay of Severance Payments under Section 409A

The employment agreements of Messrs. Plant, Cantie, Lake and Marchuk contain provisions in order to comply with Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder (collectively, “Section 409A”). Among other things, the provisions postpone the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive’s separation from service. The executives other than Mr. Plant may receive up to $460,000 (adjusted for inflation) within such six-month period and each may receive certain other payments permissible under Section 409A. Generally benefits and payments subject to the six-month delay (as well as any gross-up payment due to Mr. Plant) will be contributed by us to a grantor or “rabbi” trust immediately following the occurrence of the triggering event.

Potential Payments upon Termination or CIC

The following tables reflect the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, any earned but unpaid cash incentive payment for any previously completed fiscal year, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), (ii) unless otherwise indicated, any benefits available generally to similarly situated salaried employees of the Company, and (iii) pension benefits and deferred compensation amounts as described and set forth in tables above. The footnotes to the following tables are combined and follow the second table and a narrative description of the payments and benefits due under each of the scenarios appears after the tables. The dollar amounts estimated below assume a termination date, or an effective date of a Change in Control for the “Upon Change in Control” scenario, of December 30, 2011 (the last business day of 2011) and utilize the closing price for TRW’s common stock on that date of $32.60.

Potential Payments upon Termination or CIC—John Plant

Benefits and Payments	Termination and CIC Scenarios
	Termination w/o Cause or Resignation for Good Reason						Resignation by Mr. Plant for any Reason During Window Period		Upon Change in Control	Death or Disability
	Irrespective of CIC or After Window Period or During Window Period for Termination w/o Cause		Prior to CIC but During Discussion Period		After CIC but Prior to 1st Anniversary of CIC							Retirement
Base Salary	$3,810,000		$5,715,000		$4,762,500	[1]	$3,810,000		$—	$—		$—
Annual Cash Incentive Payment	13,293,250	[2]	17,368,125	[2]	15,330,687	[3]	13,293,250	[2]	—	5,143,500	[2]	—
Continued Benefits	246,528		246,528		246,528		246,528		—	—		—
Vesting of Options and SSARs[4]	3,020,287		3,020,287		—		—		3,020,287	2,656,315		—
Vesting of RSUs[4]	7,172,000		7,172,000		—		—		7,172,000	4,046,736		—
Long-Term Cash Incentive Awards	11,698,667		11,698,667		—		—		13,165,334	11,200,556	[5]	11,200,556	[5]
Retention Award[6]	2,222,222		2,500,000		2,500,000		(2,500,000)[7]		—	2,222,222		(2,500,000)[7]
Retirement Benefits[8]	3,901,077		3,901,077		3,901,077		3,901,077		—	—		—
Retiree Medical Benefits[9]	1,754,136		1,754,136		1,754,136		1,754,136		—	1,754,136		1,754,136

Total	$47,118,167		$53,375,820		$28,494,928		$20,504,991		$23,357,621	$27,023,465		$10,454,692

Potential Payments upon Termination or CIC— Other Named Executive Officers

Name	Benefits and Payments	Termination and CIC Scenarios
		Termination w/o Cause or Resignation for Good Reason						Upon Change in Control	Termination by Company Upon or After Expiration of Term		Death or Disability		Retirement
		Irrespective of CIC or on or After 1st Anniversary of CIC		Prior to CIC but During Discussion Period		After CIC but Prior to 1st Anniversary of CIC
Joseph S. Cantie	Base Salary	$900,000		$1,500,000		$1,200,000	[1]	$—	$600,000		$—		$—
	Annual Cash Incentive Payment	1,572,750	[2]	2,135,250	[2]	1,854,000	[3]	—	1,291,500	[2]	729,000	[2]	—
	Continued Benefits	149,451		149,451		149,451		—	97,774		—		—
	Vesting of Options and SSARs[4]	828,367		828,367		—		939,134	—		828,367		—
	Vesting of RSUs[4]	1,151,856		1,151,856		—		2,088,584	—		1,151,856		—
	Long-Term Cash Incentive Awards	3,259,999		3,259,999		—		3,686,667	3,259,999		3,119,444	[5]	3,119,444	[5]
	Retention Award[6]	800,000		900,000		900,000		—	800,000		800,000		(900,000)[7]

	Total	$8,662,423		$9,924,923		$4,103,451		$6,714,385	$6,049,273		$6,628,667		$2,219,444

Steven Lunn[10]	Base Salary	$1,795,732		$2,693,598		$2,244,665	[1]	$—	N/A		$—		$—
	Annual Cash Incentive Payment	3,805,590	[2]	4,932,344	[2]	4,368,967	[3]	—	N/A		1,552,082	[2]	—
	Continued Benefits	46,880		46,880		46,880		—	N/A		—		—
	Vesting of Options and SSARs[4]	970,374		970,374		—		1,083,605	N/A		970,374		—
	Vesting of RSUs[4]	1,218,164		1,218,164		—		2,166,824	N/A		1,218,164		—
	Long-Term Cash Incentive Awards	3,791,999		3,791,999		—		4,218,667	N/A		3,636,666	[5]	3,636,666	[5]
	Retention Award[6]	622,222		700,000		700,000		—	N/A		622,222		(700,000)[7]
	Retirement Benefits[8]	1,410,701		1,410,701		1,410,701		—	N/A		—		—

	Total	$13,661,662		$15,764,060		$8,771,213		$7,469,096	N/A		$7,999,508		$2,936,666

Peter J. Lake	Base Salary	$862,500		$1,437,500		$1,150,000	[1]	$—	$575,000		$—		$—
	Annual Cash Incentive Payment	1,288,913	[2]	1,820,438	[2]	1,554,676	[3]	—	1,023,150	[2]	491,625	[2]	—
	Continued Benefits	149,364		149,364		149,364		—	97,716		—		—
	Vesting of Options and SSARs[4]	675,224		675,224		—		732,505	—		675,224		—
	Vesting of RSUs[4]	692,196		692,196		—		1,155,148	—		692,196		—
	Long-Term Cash Incentive Awards	1,991,000		1,991,000		—		2,194,334	1,991,000		1,911,388	[5]	1,911,388	[5]
	Retention Award[6]	355,556		400,000		400,000		—	355,556		355,556		(400,000)[7]

	Total	$6,014,753		$7,165,722		$3,254,040		$4,081,987	$4,042,422		$4,125,989		$1,511,388

Neil E. Marchuk	Base Salary	$660,000		$1,100,000		$880,000	[1]	$—	$440,000		$—		$—
	Annual Cash Incentive Payment	1,077,413	[2]	1,439,288	[2]	1,258,351	[3]	—	896,475	[2]	534,600	[2]	—
	Continued Benefits	75,135		75,135		75,135		—	49,816		—		—
	Vesting of Options and SSARs[4]	251,719		251,719		—		284,152	—		251,719		—
	Vesting of RSUs[4]	337,964		337,964		—		622,693	—		337,964		—
	Long-Term Cash Incentive Awards	955,999		955,999		—		1,082,667	955,999		915,555	[5]	915,555	[5]
	Retention Award[6]	311,111		350,000		350,000		—	311,111		311,111		(350,000)[7]

	Total	$3,669,341		$4,510,105		$2,563,486		$1,989,512	$2,653,401		$2,350,949		$565,555

1.	The pro rata portion of the base salary payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC.
2.	The cash incentive payment actually paid to each of the executives for the year ended December 31, 2011 has been used for the pro rata cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 30, 2011.

3.	The pro rata portion of the cash incentive payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC, and the cash incentive payment actually paid to each of the executives for the year ended December 31, 2011 has been used for the pro rata portion of the cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 30, 2011.
4.	The Change in Control definition applicable to the options, SSARs and RSUs includes only the provisions relating to Holdings outlined in the first two bullets of the Change in Control definition set forth under “Defined Terms” above. For purposes of the tables, it is assumed that the circumstances of the Change in Control would trigger the Change in Control provisions for the options, SSARs and RSUs. Where applicable, (A) the value of accelerated option or RSU vesting is calculated by multiplying the closing price of the Company’s common stock on December 30, 2011 (the last trading date of the year) by the number of unvested options and RSUs that would receive accelerated (or, for Mr. Plant, continued) vesting and, in the case of options, subtracting the exercise price, and (B) the value of accelerated SSARs vesting is calculated by multiplying the number of unvested SSARs that would receive accelerated (or, for Mr. Plant, continued) vesting by the closing price of the Company’s common stock on December 30, 2011, and subtracting the grant date fair value.
5.	The pro rata portion of the long-term cash incentive awards in the applicable scenarios has been calculated as follows, consistent with our assumption of a December 30, 2011 termination date: (A) for the 2009 grant, an amount equal to adjusted tranches A and B plus 10/12 of unadjusted tranche C, (B) for the 2010 grant, 9/12 of unadjusted tranche B, and (C) for the 2011 grant, 10/12 of unadjusted tranche A.
6.

The pro rata portion of the retention award has been calculated as 34/36 of the target value of the award less the amount of tranche A paid in August 2010, consistent with our assumption of a December 30, 2011 termination date. The retention award payout reflected in the “Prior to CIC but During Discussion Period” and the “After CIC but Prior to 1st Anniversary of CIC” columns would be triggered by a termination without Cause or resignation for Good Reason following or in connection with a CIC. For the purpose of the tables, we have assumed a termination during the Discussion Period that was in connection with the CIC. Further, this payout is not technically limited to such a termination occurring prior to the first anniversary of the CIC.

7.	If, on December 30, 2011, the executive had retired (or if Mr. Plant had resigned for any reason (i.e., not for Good Reason) during a Window Period), the executive would have been required to repay tranche A of his retention award.
8.	The retirement benefits for Messrs. Plant and Lunn are estimated in the table at present value.
9.	If Mr. Plant’s employment is terminated for any reason, other than by us for Cause, Mr. Plant and his spouse will be entitled to retiree medical benefits which are estimated in the table at present value.
10.	With respect to Mr. Lunn, where applicable we have used the average exchange rate for 2011 of $1.60620 = £1.00 (except in the case of the annual cash incentive payments, for which we used the exchange rate on the date of payment of such amounts, and in the case of the retirement benefits, for which we used the exchange rate at December 30, 2011).

Benefits and Payments Due under Termination and CIC Scenarios

Termination without Cause or for Good Reason Irrespective of a Change in Control or, for Mr. Plant, after the Window Period or During the Window Period for Termination without Cause and, for the other executives, on or after the First Anniversary of a CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason or (A) for Mr. Plant, after the Window Period or if he is terminated by us without Cause during the Window Period, and (B) for the other executives, if the executive is terminated without Cause or resigns with Good Reason on or after the first anniversary of a CIC, subject to any applicable delay under Section 409A, he will be entitled to:

•	Base Salary: continued payment for 18 months (two years for Messrs. Plant and Lunn);

•

Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the average of the executive’s three most recent (or, for Mr. Plant, four of the last eight that produce the highest average) annual cash incentive payments (the “Average Annual Cash Incentive Payment”) for 18 months (two years for Messrs. Plant and Lunn), plus (B) a pro rata cash incentive payment for the year of termination;

•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);

•

Vesting of Options, SSARs and RSUs: the executive’s unvested options, SSARs and RSUs that would have become vested on the next vesting date will vest (or, for Mr. Plant, the total number of his unvested options and SSARs vest and his unvested RSUs continue to vest according to their schedule);

•

Long-Term Cash Incentive Awards: a portion of each of the 2009, 2010 and 2011 awards vests and becomes payable: for the 2009 grant, this amount equals adjusted tranches A and B plus unadjusted tranche C; for the 2010 grant this amount equals unadjusted tranche B; and for the 2011 grant this amount equals unadjusted tranche A;

•	Retention Award: a pro rata portion of the award vests and becomes payable;

•

Retirement Benefits (for Messrs. Plant and Lunn only): (A) a supplemental retirement benefit under his supplemental executive retirement plan based on an additional deemed two years of service credit, plus (B) for Mr. Lunn only, two additional years of credited service as determined in accordance with the Lucas Funded Executive Pension Scheme No. 4 and the TRW Pension Scheme, in each case computed based on the terms of such schemes in effect on September 30, 2009, as if they had continued in effect and Mr. Lunn had continued to earn a benefit thereunder (collectively, “Retirement Benefits”); and

•	Retiree Medical Benefits (for Mr. Plant only).

Termination without Cause or for Good Reason Prior to a Change in Control but during Discussion Period: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason during the period after initial discussions regarding a CIC (the “Discussion Period”) but prior to a CIC, and the CIC subsequently occurs, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the scenario above (but with the remainder of the continuing payments specified in the first two bullets being paid as a lump sum) other than those described for the retention award which will instead fully vest and become payable, assuming that the termination was in connection with the CIC (see footnote 6 above), plus the following additional amounts:

•	Base Salary: amount equal to the executive’s base salary; and

•	Cash Incentive Payment: amount equal to the executive’s Average Annual Cash Incentive Payment.

Termination without Cause or for Good Reason After a CIC but Prior to the First Anniversary of CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or resigns for Good Reason following a CIC but prior to the first anniversary of such CIC, subject to any applicable delay under Section 409A, he will be entitled to:

•

Base salary: lump sum equal to (A) 1.5 times base salary (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of base salary;

•

Cash Incentive Payment: lump sum equal to (A) 1.5 times the Average Annual Cash Incentive Payment (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of the Average Annual Cash Incentive Payment, plus (C) pro rata cash incentive payment for the year of termination;

•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);

•	Vesting of Options, SSARS and RSUs: all of the executive’s unvested options, SSARs and RSUs will have already fully vested upon the CIC which occurs prior to the termination in this scenario;

•	Long-Term Cash Incentive Awards: the awards will have already fully vested upon the CIC which occurs prior to the termination in this scenario;

•

Retention Award: fully vests and becomes payable in the event of such a termination following a CIC (this payout is not technically limited to such terminations occurring prior to the first anniversary of the CIC);

•	Retirement Benefits (for Messrs. Plant and Lunn only); and

•	Retiree Medical Benefits (for Mr. Plant only).

Resignation for any Reason During the Window Period (applies to Mr. Plant only): If Mr. Plant resigns for any reason during the Window Period, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the first scenario above except that (i) the remainder of the continuing payments specified in the first two bullets will be paid as a lump sum, (ii) his unvested options, SSARs, RSUs and long-term cash incentive awards will have already fully vested upon the CIC which occurs prior to the termination in this scenario, and (iii) his retention award will not vest and he will be required to repay tranche A thereof, which was paid in August 2010.

Upon Change in Control: Upon a Change in Control, whether or not the executive is terminated, the total number of his unvested options and unvested RSUs vest and the long-term cash incentive awards vest (amount equals the adjusted amount of any tranche that had adjusted but had not been paid plus the unadjusted remaining tranches for each of the 2009, 2010 and 2011 grants, unless previously paid).

Death or Disability: If an executive’s employment is terminated due to his death or by us for his Disability, he or his estate will be entitled to:

•	Cash Incentive Payment: pro rata cash incentive payment for the year of termination;

•	Vesting of Options, SSARs and RSUs: the executive’s unvested options, SSARs and RSUs that would have become vested on the next vesting date will vest;

•	Long-Term Cash Incentive Awards: a pro rata portion of each award vests and becomes payable;

•	Retention Award: a pro rata portion of the award vests and becomes payable; and

•	Retiree Medical Benefits (for Mr. Plant only): applies in the event of Disability or, for Mr. Plant’s spouse, in the event of Mr. Plant’s death.

Retirement. If an executive retires (retirement meaning a voluntary termination of employment on or after the date the executive satisfies the requirements for early or normal retirement under one of the company group’s defined benefit pension plans and receives pension benefits following the last date of active employment), he will be required to repay tranche A of his retention award that was paid in August 2010 and will be entitled to:

•	Long-Term Cash Incentive Awards: a pro rata portion of each award vests and becomes payable; and

•	Retiree Medical Benefits (for Mr. Plant only).

Termination by Company Upon or After Expiration of Term: If any of Messrs. Cantie, Lake or Marchuk is terminated by us upon or following the expiration of his employment term, subject to any applicable delay under Section 409A, he will be entitled to:

•	Base Salary: continued payment for 12 months;

•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the executive’s Average Annual Cash Incentive Payment for 12 months, plus (B) a pro rata payment for the year of termination;

•	Continued Benefits: continued provision for 12 months;

•

Long-Term Cash Incentive Awards: a portion of each of the 2009, 2010 and 2011 awards vests and becomes payable: for the 2009 grant, this amount equals adjusted tranches A and B plus unadjusted tranche C; for the 2010 grant this amount equals unadjusted tranche B; and for the 2011 grant this amount equals unadjusted tranche A; and

•	Retention Award: a pro rata portion of the award vests and becomes payable.

Director Compensation

We pay director compensation only to our independent directors. For 2011 such compensation consisted of:

•	An annual cash retainer of $95,000;

•	Meeting fees of $1,500 for each Board and committee meeting attended;

•	An annual retainer of $15,000 for acting as Chair of the Audit Committee, an annual retainer of $5,000 for acting as a member of the Audit Committee;

•	An annual retainer of $10,000 for acting as Chair of the Compensation Committee and an annual retainer of $3,500 for acting as a member of the Compensation Committee;

•	An annual retainer of $3,500 for acting as Chair of the Corporate Governance and Nominating Committee; and

•

A grant of RSUs, which totaled 1,750 for each independent director in February 2011. Each RSU represents the unfunded, unsecured right to receive one share of TRW common stock on the first anniversary of the grant date, provided the individual continues to be a member of the Board. In addition, the RSU agreement provides for accelerated vesting in the event of a Change in Control (as described above in footnote 4 to the Potential Payments Upon Termination or CIC tables).

The Company also reimburses its directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and stockholders’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouse’s travel and certain other non-business expenses and reimburses the directors for taxes attributable to that income.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)	Total ($)
James F. Albaugh	113,500	96,163	—	209,663
Francois J. Castaing	137,000	96,163	1,549	234,712
Robert L. Friedman	—	—	—	—
Michael R. Gambrell	119,500	96,163	653	216,316
J. Michael Losh	140,500	96,163	926	237,589
Jody G. Miller	113,500	96,163	7,257	216,920
Paul H. O’Neill	107,000	96,163	144	203,307
Neil P. Simpkins	—	—	—	—
David S. Taylor	104,000	96,163	—	200,163

1.	The values shown represent the aggregate grant date fair value in accordance with ASC 718 of the 1,750 RSUs granted effective February 24, 2011, to each individual who was an independent director. As of December 31, 2011, there were a total of 1,750 RSUs outstanding for each of the independent directors.
2.	Represents reimbursement of taxes owed, with respect to perquisites that are not required to be included in this column because of their de minimus amount.

Stockholder Proposals

Any stockholder proposal intended for inclusion in the proxy materials for the 2013 annual meeting must be received by our secretary at our headquarters no later than November 29, 2012. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2013 annual meeting, written notice must be delivered between the close of business on January 15, 2013 and the close of business on February 14, 2013. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.

Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

TRW’s 2011 Annual Report, including consolidated financial statements, was either made available electronically or mailed to you with this Proxy Statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.

We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2011 including financial statements, financial statement schedules and other exhibits. A stockholder need only submit a written request to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.

March 29, 2012

Robin A. Walker-Lee

Secretary

APPENDIX A

TRW AUTOMOTIVE HOLDINGS CORP.

2012 STOCK INCENTIVE PLAN

1. Purpose.

The purpose of this Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing compensation and incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions.

The following capitalized terms used in this Plan have the respective meanings set forth in this Section:

(a) “Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto and the rules and regulations promulgated thereunder.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Performance–Based Award granted pursuant to this Plan.

(d) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

(e) “Board” means the Board of Directors of the Company.

(f) “Certain Specified Termination Events” means a Change of Control, the death or disability of the Participant, or termination of Participant’s employment by the Company or its Subsidiaries without cause or by the Participant for good reason, in each case as specified in the applicable Award Agreement.

(g) “Change of Control” means,

(A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than the Permitted Holders,

(B) any Person or Group, other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 30% of the total voting power of the voting stock of the Company (or any entity which controls the Company) within a 12 month period, including by way of merger, consolidation, tender or exchange offer, or otherwise,

(C) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 70% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, or

(D) during any 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and the regulations and guidance promulgated thereunder.

(i) “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of this Plan.

(j) “Company” means TRW Automotive Holdings Corp., a Delaware corporation.

(k) “Effective Date” means the date the stockholders of the Company approve this Plan.

(l) “Fair Market Value” means on a given date, (i) if the Shares are listed or traded on the NYSE, the closing price of a Share as reported on the NYSE composite tape on such date or, if there is no such reported sale price of a Share on the NYSE composite tape on such date, then the closing price of a Share as reported on the NYSE composite tape on the last previous day on which a sale price of the Shares was reported on the NYSE composite tape, and (ii) if at any time the Shares are no longer listed or traded on the NYSE, the Fair Market Value shall be the value established by the Committee in good faith.

(m) “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Act.

(n) “ISO” means an Option that is also an incentive stock option within the meaning of Section 422 of the Code granted pursuant to Section 6(d) of this Plan.

(o) “Option” means a stock option granted pursuant to Section 6 of this Plan.

(p) “Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a) of this Plan.

(q) “Other Stock-Based Award” means any award granted under Section 9 of this Plan.

(r) “Participant” means an employee, director or consultant of the Company or its Affiliates who is selected to participate in this Plan pursuant to the terms of this Plan.

(s) “Performance-Based Awards” means certain Awards granted pursuant to Section 10 of this Plan.

(t) “Permitted Holders” means any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(u) “Person” means any individual, company, government or political subdivision, agency or instrumentality of a government, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Act.

(v) “Plan” means this TRW Automotive Holdings Corp. 2012 Stock Incentive Plan, as it may be amended from time to time.

(w) “Service Recipient” means the Company or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” within the meaning of such Treasury Regulation Section 1.409A-1 (or any successor regulation).

(x) “Shares” means shares of common stock, par value $0.01 per share, of the Company.

(y) “Stock Appreciation Right” means any right granted under Section 7 of this Plan.

(z) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code.

3. Shares Subject to this Plan.

(a) Subject to Section 11, the total number of Shares which may be issued under this Plan is 6,150,000. Additionally, subject to Section 11, the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a fiscal year to any Participant shall be 1,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. Notwithstanding the minimum vesting provisions set forth elsewhere in this Plan, the Committee may grant Awards (including full value Awards) that will result in the issuance of up to 5% of the total Shares reserved for issuance under the Plan without regard to those minimum vesting provisions.

(b) The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under this Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under this Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under this Plan. When an Option or Stock Appreciation Right is granted under this Plan, the number of Shares subject to the Option or Stock Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under this Plan as one Share for every Share subject to such Option or Stock Appreciation Right, regardless of the actual number of Shares (if any) used to settled such Option or Stock Appreciation Right upon exercise. Shares which are subject to an Award which expires according to its terms, lapses or terminates, is forfeited, canceled or surrendered, in each case, without such Shares having been issued, and Shares subject to any Award that is settled in cash, may be granted again under this Plan, but such Shares may not be issued pursuant to ISOs.

4. Administration.

(a) This Plan shall be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary or desirable. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act, “independent directors” within the meaning of the New York Stock Exchange’s listed company rules and “outside directors” within the meaning of Section 162(m) of the Code, to the extent such qualification requirements apply in connection with the contemplated Award grant. Additionally, the Committee may delegate the authority to grant Awards under this Plan to any employee or group of employees of the Company or an Affiliate; provided that (i) such delegation and grants are consistent with applicable law and any guidelines established by the Board from time to time and (ii) no such delegation shall be permitted with respect to grants of Awards to Participants who are executive officers of the Company or its Affiliates or members of the Company’s Board.

(b) The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of this Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under this Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under this Plan.

(c) In each case subject to Section 18, the Committee is authorized to interpret this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan, and may delegate such authority as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of this Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d) The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award and the Company or any of its Subsidiaries shall have the right and is authorized to withhold the statutory minimum withholding taxes due with respect to an Award, its exercise or any payment or transfer under or with respect to an Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. To the extent permitted by the Committee, the Participant may elect to pay a portion or all of such withholding taxes by (i) delivery of Shares, provided that such Shares have been held by the Participant for such period of time, if any, as the Company’s accountants may require in order to avoid adverse accounting treatment applying generally accepted accounting principles) (ii) having Shares with a Fair Market Value equal to the statutory minimum withholding liability withheld by the Company from any Shares that would have otherwise been received by the Participant (i.e., through a “net settlement” of such minimum tax withholding due), (iii) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the statutory minimum withholding liability, or (iv) such other method as approved by the Committee.

5. Term of Plan.

This Plan shall be in effect for ten (10) years from the Effective Date unless terminated earlier under Section 18. Termination of the Plan shall not affect grants and Awards then outstanding.

6. Options.

Options granted under this Plan shall be non-qualified stock options unless specifically identified as an ISO in accordance with Section 6(d), as determined by the Committee and as evidenced by the related Award Agreements, and shall be subject to such other terms and conditions not inconsistent therewith. In addition to the foregoing, except as otherwise determined by the Committee and evidenced by the related Award Agreements, the Options shall also be subject to the following terms and conditions:

(a) Option Price. The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4(b)).

(b) Exercisability. Options granted under this Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option (i) be exercisable more than ten years after the date it is granted, or (ii) first become exercisable within one (1) year from the date it is granted, other than upon Certain Specified Termination Events.

(c) Exercise of Options. Except as otherwise provided in this Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) as provided below in this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Option Price and any withholding amount required therefore is received by the Company. Unless the Committee determines otherwise, payment of the aggregate Option Price may be made, to the extent permitted by applicable statutes and regulations, by any of the methods of payment set forth below. The Committee shall have the authority to permit any or all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(c) are:

(i) in cash, or its equivalent (e.g., by check);

(ii) to the extent permitted by the Committee, by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for such period of time, if any, as the Company’s accountants may require to avoid adverse accounting treatment applying generally accepted accounting principles);

(iii) if there is a public market for the Shares at such time, to the extent permitted by and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased;

(iv) by a “net settlement” arrangement (i.e., having Shares with a Fair Market Value equal to the aggregate Option Price withheld by the Company from any Shares that would have otherwise been received by the Participant upon exercise of the Option); provided , that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that they are (A) used to pay the Option Price pursuant to the “net settlement,” (B) delivered to the Participant as a result of such exercise, or (C) withheld to satisfy tax withholding obligations; or

(v) such other method or combination of methods as approved by the Committee.

No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to this Plan.

(d) ISOs. The Committee may grant Options under this Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code. No ISO may be granted to any Participant who at the time of such grant is not an employee of the Company or of any of its Subsidiaries. In addition, no ISO may be granted to any Participant who at the time of such grant owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (I) within two years after the date of grant of such ISO or (II) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under this Plan are intended to be non-qualified stock options, unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a non-qualified stock option granted under this Plan; provided that such Option (or portion thereof) otherwise complies with this Plan’s requirements relating to non-qualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any Award Agreement a Participant is permitted to pay the Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

(f) Repricing of Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Option Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Option Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 11(a) below or in the case of Options granted in substitution of awards previously granted by a company acquired by the Company or any of its Subsidiaries, as described in Section 4(b). Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

7. Stock Appreciation Rights.

(a) Grants. The Committee may grant a Stock Appreciation Right (i) in tandem with an Option, or a portion thereof, or (ii) independent of an Option. A Stock Appreciation Right granted in tandem with an Option (A) may be granted either at the same time as the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award Agreement).

(b) Exercise and Payment. The grant price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of Awards previously granted by a company acquired by the Company or any of its Subsidiaries, as described in Section 4(b)); provided, however, that in the case of a Stock Appreciation Right granted in tandem with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option; and provided, further, that the exercise price of a Stock Appreciation Right that is granted in exchange for an Option may be less than the Fair Market Value on the grant date if such grant price is equal to the Option Price of the exchanged Option. Each Stock Appreciation Right granted independent of an Option shall entitle the Participant to receive upon exercise an amount equal to the product of (i) the excess of (A) the Fair Market Value of a Share on the exercise date over (B) the grant price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right and subject to such exercise. Each Stock Appreciation Right granted in tandem with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to the product of (i) the excess of (A) the Fair Market Value of a Share on the exercise date over (B) the grant price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. No Shares or other payment shall be delivered pursuant to any exercise of a Stock Appreciation Right until payment in full of any withholding amount therefore is received by the Company. Payment to the Participant shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Company should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations, Other Terms and Conditions. Subject to the terms of this Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of the Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose, in its discretion, such conditions or restrictions on the exercisability or transferability of any Stock Appreciation Right as it may deem appropriate, but in no event shall a Stock Appreciation Right (i) be exercisable more than ten years after the date it is granted, or (ii) first become exercisable within one (1) year from the date it is granted, other than upon Certain Specified Termination Events.

(d) Repricing of Stock Appreciation Rights. Notwithstanding any provision herein to the contrary, the repricing of a Stock Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Appreciation Right to lower its grant (or exercise) price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Stock Appreciation Right in exchange for another Award at a time when its grant price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 11(a) below or in the case of Stock Appreciation Rights granted in substitution of awards previously granted by a company acquired by the Company or any of its Subsidiaries, as described in Section 4(b). Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

8. Restricted Shares; Restricted Stock Units.

(a) General. Subject to the terms and conditions of this Plan, the Committee may grant Awards, in such amounts as it determines, of restricted Shares and restricted stock units to Participants which may, but are not required to be, Performance-Based Awards. Each grant of restricted Shares and restricted stock units will be evidenced by an Award Agreement that specifies the restriction or vesting period, the number of Shares or Share equivalent units granted, and such other provisions as the Committee determines.

(b) Restriction or Vesting Period; Other Terms. The Committee may grant restricted Shares and restricted stock units subject to such terms and conditions as the Committee shall deem appropriate including, without limitation, the requirement that the Participant forfeit such Shares or restricted stock units (i) upon termination of employment or service for specified reasons within a specified period of time, (ii) if any applicable performance goals are not achieved during the restriction period, or (iii) if such other conditions as the Committee may specify are not satisfied. The restricted Shares and restricted stock units shall be subject to a substantial risk of forfeiture until satisfaction of the conditions applicable to the Award as set forth in the applicable Award Agreement, provided that in no event shall a restricted Share or a restricted stock unit that is subject solely to the continued service of the Participant have a restriction period or vesting period, as applicable, of less than three (3) years from the date it is granted (or less than one (1) year if the Participant’s service to the Company is solely as a Board member), other than upon Certain Specified Termination Events. Notwithstanding the foregoing, the Committee may provide for the pro rata lapse of restrictions or pro rata vesting, as applicable, in installments during the restriction or vesting period. During their restriction period, the Company shall have the right to hold restricted Shares in escrow.

(c) Restricted Shares.

(i) If certificated, each certificate representing restricted Shares shall bear an appropriate legend referencing the restrictions to which it is subject. Except as otherwise provided in this Plan or in the applicable Award Agreement, if any, restricted Shares granted hereunder shall become vested in, and freely transferrable by, the Participant after the last day of the restriction period. If the restricted Shares are certificated, once the Shares are released from the restrictions, the Participant shall be entitled to have the restrictive legend thereon removed from the certificate.

(ii) Except as otherwise determined by the Committee, during the restriction period, Participants holding restricted Shares shall have all of the rights of a stockholder of the Company, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares. However, in the event of a dividend or distribution paid in Shares or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 11(a), any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s restricted Share Award shall be immediately subject to the same restrictions as the restricted Shares with respect to which such dividends or distributions were paid or adjustments were made.

(d) Restricted Stock Unit Awards.

(i) On the vesting date(s) applicable to any grant of restricted stock units or on such other date determined by the Committee, in its discretion and set forth in the Award Agreement, the Company shall issue to a Participant one (1) Share (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 8(d)(ii)) for each restricted stock unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. No Shares or other payment shall be delivered pursuant to the vesting of any restricted stock unit until payment in full of any withholding amount therefore is received by the Company. If permitted by the Committee, a Participant whose service to the Company is solely as a Board member may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the Shares or other property otherwise issuable to such Participant pursuant to this Section pursuant to any deferred compensation plan or program then in existence, and such deferred issuance date(s) and amount(s) elected by such Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any restricted stock unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the Shares or other property otherwise issuable to the Participant pursuant to this Section.

(ii) Participants shall have no voting rights with respect to Shares represented by restricted stock units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any restricted stock unit Award that the Participant shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends as if, on each record date during the vesting period (or performance period, as applicable) related to the restricted stock unit, such Participant had been the hold of record of a number of Shares equal to 100% of the restricted stock units (as adjusted pursuant to Section 11(a)). Any such payment may be made at the same time as a dividend is paid, or may be deferred until the date(s) that the restricted stock units vest, as determined by the Committee in its discretion. Such cash payments are hereinafter referred to as “dividend equivalents.” Notwithstanding anything to the contrary herein, if the Committee determines that dividend equivalents should be granted with respect to any “stock right” within the meaning of Code Section 409A, the terms and conditions of the dividend equivalent rights shall be set forth in writing, and to the extent that the dividend equivalents are considered deferred compensation subject to Code Section 409A, the writing shall include terms and conditions, including payment terms, that comply with the provisions of Code Section 409A.

9. Other Stock-Based Awards.

The Committee, in its sole discretion, may grant Awards of Shares, Awards of rights to purchase Shares, Awards of phantom stock units, Awards of dividend equivalent units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under this Plan. Subject to the provisions of this Plan, the Committee shall determine: (a) to whom and when Other Stock-Based Awards will be made; (b) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; (c) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (d) all other terms and conditions of such Other Stock-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

10. Performance-Based Awards.

(a) The Committee, in its sole discretion, may grant Awards which are denominated in Shares or cash (such Awards, “Performance-Based Awards”), which Awards may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Award upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Performance-Based Awards may be granted alone or in addition to any other Awards granted under this Plan. Subject to the provisions of this Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards including, without limitation, the vesting provisions thereof (provided that, in no event shall a Performance–Based Award first become vested within one (1) year from the date it is granted, other than upon Certain Specified Termination Events), and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable.

(b) A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee. Such goals shall be set (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes; (ii) income before interest, taxes, depreciation and amortization (“EBITDA”); (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per Share; (vii) book value per Share; (viii) return on members’ or stockholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; and (xxi) total return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their business divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award granted in respect of any given performance period that may be earned with respect to each fiscal year of the Company covered by the performance period by any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 600,000 Shares and (y) with respect to Performance-Based Awards that are denominated in cash, $15,000,000. For the avoidance of doubt, to the extent that a Performance-Based Award may be earned over a period that is longer than one fiscal year of the Company, the foregoing limitations shall apply to each full or partial fiscal year during or in which such Award may be earned.

(c) The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, and such Performance-Based Award is intended to be deductible by the Company under Section 162(m) of the Code, shall so certify and ascertain the amount of the applicable Performance-Based Award in accordance with Section 162(m) of the Code. No Performance-Based Awards will be paid for such performance period until such certification, to the extent applicable, is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

11. Adjustments Upon Certain Events.

Notwithstanding any other provisions in this Plan to the contrary, the following provisions shall apply to all Awards granted under this Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, any equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718) or any distribution to stockholders other than regular cash dividends, or any transaction similar to the foregoing, the Committee, in its sole discretion and without liability to any person, shall make such substitution or adjustment, if any, as it deems reasonably necessary to address, on an equitable basis, the effect of such event (subject to Section 21), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to this Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a fiscal year to any Participant, (iii) the maximum amount of a Performance Based Award that may be granted during a fiscal year to any Participant, (iv) the Option Price, grant price or exercise price of any Award and/or (v) any other affected terms of such Awards.

(b) Change of Control. In the event of a Change of Control after the Effective Date, the Committee may (subject to Section 21), in its sole discretion, provide for the (i) termination of an Award (after which such Award will be of no further force and effect) upon the consummation of the Change of Control, but only if such Award has been made exercisable as to all Shares subject thereto for a period of not less than 30 days prior to the Change of Control, (ii) acceleration, vesting or lapse of restrictions with respect to all or any portion of an Award, (iii) payment of an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to stockholders of the Company in connection with such Change of Control) in exchange for the cancellation of an Award, which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate Option Price or grant price of such Option or Stock Appreciation Rights (and otherwise, the Committee may cancel Awards for no consideration if the aggregate Fair Market Value of the Shares subject to such Awards is less than or equal to the aggregate Option Price of such Options or grant/exercise price of such Stock Appreciation Rights), and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion.

12. Forfeiture/Clawback

The Committee may, in its sole discretion, specify in an Award Agreement or a policy that will be incorporated into an Award Agreement by reference, that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of material noncompliance with any financial reporting requirement under the securities laws or any other errors, omissions, fraud, or misconduct as determined by the Committee.

13. No Right to Employment or Awards.

The granting of an Award under this Plan shall impose no obligation on the Company or any of its Affiliates to continue the employment of a Participant and shall not lessen or affect the Company’s or its Affiliates’ rights to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14. Successors and Assigns.

This Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Nontransferability of Awards.

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. In no event shall an Award be transferable by a Participant to a Person other than such Participant’s immediate family (or a trust or estate planning vehicle for the benefit of the Participant’s immediate family) for value or consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

16. Awards Subject to this Plan.

In the event of a conflict between any term or provision contained in this Plan and a term or provision in any Award Agreement, the applicable terms and provisions of this Plan will govern and prevail.

17. Severability.

If any provision of this Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

18. Amendments or Termination.

(a) Amendments or Termination of this Plan. Subject to the limitations imposed under Sections 6(f) and 7(d) of this Plan, the Committee may amend, alter or discontinue this Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company (i) to increase the number of Shares reserved under this Plan, (ii) to materially modify the requirements for participation in this Plan or (iii) to the extent such stockholder approval is required by or desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares, or (b) without the written consent of a Participant, if such action would materially and adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under this Plan; provided, however, that the Committee may amend this Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax or accounting consequences to the Company or to Participants).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to this Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any outstanding Award, prospectively or retroactively; provided that no waiver, amendment, alteration, suspension, discontinuation, cancellation or termination shall materially and adversely affect any of the rights of the Participant or any holder or beneficiary of any Award theretofore granted without the consent of the affected Participant, holder or beneficiary.

(c) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 18(a).

19. Governing Law.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

20. Effectiveness of this Plan.

This Plan shall be effective as of the Effective Date.

21. Section 409A of the Code.

Notwithstanding other provisions of this Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under this Plan may not be made at the time contemplated by the terms of this Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. References under this Plan or an Award to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Committee, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

The Company shall use commercially reasonable efforts to implement the provisions of this Section 21 in good faith; provided that neither the Company, the Board, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 21.

22. Fractional Shares

Notwithstanding other provisions of this Plan or any Award Agreements hereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to this Plan or any Award and the Company shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.

TRW AUTOMOTIVE HOLDINGS CORP. ATTN: INVESTOR RELATIONS 12001 TECH CENTER DRIVE LIVONIA, MI 48150 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M42495-P21887-Z57250KEEP THIS PORTION FOR YOUR RECORDS——— THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TRW AUTOMOTIVE HOLDINGS CORP. For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: All All Except Vote on Directors 1. Election of four Directors nominated by the Board to serve for a three-year term beginning at the meeting and expiring at the 2015 annual stockholders meeting. Nominees: 01) James F. Albaugh 02) Robert L. Friedman 03) J. Michael Losh 04) David S. Taylor The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. The ratification of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2012. 3. Advisory approval of the compensation of the named executive officers as disclosed in the Proxy Statement. 4. The approval of the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 15, 2012: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. To view the materials on this website, have the Control Number that is printed in the box marked by the arrow (located on the prior page) available. M42496-P21887-Z57250 TRW AUTOMOTIVE HOLDINGS CORP. This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders May 15, 2012 The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and Robin A. Walker-Lee, or any of them, as proxies, each with the power to appoint his/ her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of TRW AUTOMOTIVE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m. local time on Tuesday, May 15, 2012, at The Peninsula New York Hotel, 700 Fifth Avenue, New York, New York 10019 and any adjournment or postponement thereof. The record date for the Annual Meeting is March 19, 2012. Only stockholders of record at the close of business on that date may vote at the meeting. Employees who participate in the TRW Automotive 401(k) Savings Plan (f/k/a TRW Automotive Retirement Savings Plan for Salaried Employees) or the TRW Automotive Retirement Savings Plan for Hourly Employees, may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan. If the employees do not provide voting instructions for shares held in any of these plans, then the employee’s shares will be voted by an independent fiduciary. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side